Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

INSITE VISION INCORPORATED,

QLT INC.

and

ISOTOPE ACQUISITION CORP.

Dated as of June 8, 2015

i

(continued)

(continued)

(continued)

EXHIBIT A	Form of Company Voting Agreement
EXHIBIT B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

ANNEX A	Consenting Note Holders

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 8, 2015, is by and among INSITE VISION INCORPORATED, a Delaware corporation (the “Company”), QLT INC., a corporation incorporated under the laws of British Columbia (“Parent”), and ISOTOPE ACQUISITION CORP., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub” and, together with Parent and the Company, the “Parties” and each, individually, a “Party”).

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company (the “Company Stockholders”);

WHEREAS, Parent is the sole stockholder of 3088922, Inc., a Delaware corporation (“Intermediate Co. 1”), Intermediate Co. 1 is the sole stockholder of QLT Plug Delivery, Inc., a Delaware corporation (“Intermediate Co. 2”), and Intermediate Co. 2 is the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of each of Intermediate Co. 2 and Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and Parent, its ultimate parent entity, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and the Subscription, and (iii) resolved to recommend adoption of this Agreement by Intermediate Co. 2, as the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that it is in the best interests of Parent to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and the issuance of Parent Common Shares pursuant to the Transactions (the “Share Issuance”), and the Subscription, and (iii) adopted resolutions approving this Agreement and the Merger, the Share Issuance, the Subscription and the other Transactions;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company (the “Company Specified Stockholders”) intend to enter into voting agreements, in substantially the form set forth on Exhibit A, concurrently with the execution of this Agreement, providing that, among other things, the Company Specified Stockholders will vote their shares of Company Common Stock in accordance with the Company Board Recommendation;

WHEREAS, Parent and the Company have entered into that certain loan agreement, dated as of the date of this Agreement (the “Loan Agreement”), pursuant to which Parent has agreed, subject to the terms and conditions thereof, to provide a secured line of credit to the Company;

WHEREAS, the holders of the Company’s outstanding 12% Senior Secured Notes (the “Notes”) identified on Annex A have agreed to waive their rights to a mandatory redemption of such holders’ Notes in connection with the consummation of the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, capitalized terms used in, but not defined within, the provisions of this Agreement are defined in Section 8.15.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I -

THE MERGER

Section 1.1 Merger Sub Subscription. Prior to the Closing, (i) Intermediate Co. 1 will subscribe with Parent for a number of Parent Common Shares (the “Subscription Shares”) equal to the aggregate number of Parent Common Shares to be issued to the holders of shares of Company Common Stock pursuant to the terms of this Agreement (in consideration for which Intermediate Co. 1 shall issue a number of shares of its common stock having an aggregate value equal to the Subscription Shares), (ii) Intermediate Co. 1 will transfer the Subscription Shares to Intermediate Co. 2 in exchange for the issuance by Intermediate Co. 2 of a number of shares of its common stock having an aggregate value equal to the Subscription Shares and (iii) Intermediate Co. 2 will transfer the Subscription Shares to Merger Sub (the “Subscription”). In consideration for the Subscription, Merger Sub shall issue a number of shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) having an aggregate value equal to the value of the Subscription Shares issued and delivered to Merger Sub pursuant to the Subscription.

Section 1.2 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Intermediate Co. 2, and an indirect wholly owned Subsidiary of Parent.

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Parent, 887 Great Northern Way, Suite 250, Vancouver, BC V5T 4T5, Canada at 7:00 a.m.,

local time, on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as are required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 1.5 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.6 Organizational Documents of the Surviving Corporation.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Parties shall take all necessary action such that, at the Effective Time, and subject to Section 5.9, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.7 Directors. The Parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Officers. The Parties shall take all necessary action such that, except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II -

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Common Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or any shares of Company Common Stock that are owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time) shall be automatically converted into the right to receive from Merger Sub 0.048 (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable Parent Common Share. As of the Effective Time, each share of Company Common Stock converted into the right to receive from Merger Sub the Parent Common Shares to be issued pursuant to this Article II (the “Merger Consideration”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive, pursuant to the terms of this Agreement, the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any cash in lieu of fractional Parent Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.2(e).

(iv) Company Subsidiary Stock. Each share of Company Common Stock that is owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing Company Common Stock owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change. Nothing in this Section 2.1(b) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Common Shares shall be issued in connection with the Merger and no certificates or scrip representing fractional Parent Common Shares shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.1(a)(iii). In lieu thereof, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share but for this Section 2.1(c) (after aggregating all shares represented by the Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares delivered by such holder) shall be entitled to receive a cash payment (without interest) rounded to the nearest whole cent in an amount determined by the Exchange Agent (as defined below) after selling the aggregate of such Parent Common Shares in the public market (the “Fractional Share Cash Amount”). The Exchange Agent will make available the net proceeds from such sale, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Company Common Stock entitled to receive such Fractional Share Cash Amount. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Common Share.

Section 2.2 Exchange of Certificates.

(a) Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent

(the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement reasonably acceptable to the Company (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. At the Effective Time, Parent shall cause Merger Sub to deposit with the Exchange Agent, evidence of Parent Common Shares in book-entry form representing the number of Parent Common Shares held by Merger Sub and sufficient to deliver the aggregate Merger Consideration payable pursuant to Section 2.1(a)(iii) (such Parent Common Shares, together with any cash in lieu of fractional Parent Common Shares to be paid pursuant to Section 2.1(c) and any dividends or distributions which a holder of shares of Company Common Stock has the right to receive pursuant to Section 2.2(e), the “Exchange Fund”). Parent agrees to promptly deliver to the Exchange Agent from time to time as needed, until the termination of the Exchange Fund pursuant to Section 2.2(h), any dividends or other distributions which a former holder of Company Common Stock has the right to receive pursuant to Section 2.2(e) in respect of the Parent Common Shares to which they are entitled that are held in the Exchange Fund. The Exchange Fund will not be used for any purpose other than the payment of the Merger Consideration and dividends and other distributions in accordance with this Article II.

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall, subject to the Company’s reasonable approval, be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent (in the case of Book-Entry Shares, by receipt of the Exchange Agent of an “agent’s message”) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or Parent Common Shares to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share (other than Cancelled Shares or shares of Company Common Stock owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time) shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender pursuant to the terms of this Agreement, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(e) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date at or after the Effective Time with respect to Parent Common Shares, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of shares of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the applicable portion of the Merger Consideration and any Fractional Share Cash Amount payable to such holder pursuant to this Article II) (i) at the time of any such surrender, any such dividends or other distributions with a record date at or after the Effective Time, without any interest thereon, which theretofore had become payable with respect to the Parent Common Share represented by such shares of Company Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distribution with a record date at or after the Effective Time and a payment date subsequent to such surrender payable with respect to the number of whole Parent Common Shares into which such shares of Company Common Stock are converted pursuant to Section 2.1(a)(iii).

(f) No Further Ownership Rights in Company Common Stock. The Parent Common Shares delivered and the cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, subject to applicable Law, in the case of the cancellation of the Cancelled Shares and the treatment contemplated by Section 2.1(a)(iv) of shares of Company Common Stock owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the applicable portion of the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of

Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund if and as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable to the holders of shares of Company Common Stock following consummation of the Merger pursuant to this Article II and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligations under this Article II. Subject to Parent’s obligations pursuant to this Article II, any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(h) Termination of Exchange Fund. At any time following the 12-month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(i) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains unclaimed by the holders of Certificates and Book-Entry Shares, as of immediately prior to the date on which such portion of the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(j) Withholding Rights. Each of the Surviving Corporation, Parent, Merger Sub and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as is required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. No later than three Business days prior to any payment required to be made hereunder to any Company Stockholder or holder of Company Warrants, Parent shall notify the Company in writing of an intent to so deduct or withhold from such payment and shall (and shall cause its Affiliates to) give the Company reasonable opportunity to provide any information or other documentation, and otherwise reasonably cooperate with the Company, so as to minimize or eliminate any such otherwise required deduction or withholding, provided, however, that Parent shall determine if any amounts are required to be deducted or withheld.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Company Options and Company Warrants.

(a) At least five days prior to the Closing Date, the Company will provide each holder of an option to purchase shares of Company Common Stock granted pursuant to the Company Stock Plans that, unless exercised prior to the Effective Time will be outstanding and unexercised as of immediately prior to the Effective Time (each, a “Company Option”), with written notice that, contingent upon the Closing, (i) each Company Option, to the extent not then vested or exercisable, will become fully vested and exercisable contingent upon the Closing, (ii) each holder of a Company Option (after giving effect to such contingent accelerated vesting and exercisability), will have five days to exercise each such Company Option contingent upon the Closing, and (iii) on or following the expiration of such five-day period and at the Effective Time, each Company Option, to the extent not exercised, will automatically terminate and the holder thereof shall have no further rights with respect thereto. Whether or not the foregoing written notice is provided or the timing thereof, at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time will terminate and have no further effect, and the holder thereof shall have no right to receive any consideration therefor.

(b) Promptly following the execution and delivery of this Agreement, the Company shall take all actions reasonably necessary to ensure compliance with the obligations of the Company under the warrants to purchase Company Common Stock (collectively, the “Company Warrants” ) in accordance with the terms thereof, including the giving of any notice (in form and substance reasonably acceptable to Parent) required thereunder. To the extent any holder of a Company Warrant exercises its rights pursuant to section 9(c) of the Company Warrant, Parent shall ensure that the Company will have the requisite funds necessary to satisfy the Company’s obligation in respect thereof.

(c) With respect to any Company Warrants that have not been cancelled in exchange for a cash payment from the Company in accordance with section 9(c) of such Company Warrant, at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase Parent Common Shares and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to

Parent Common Shares. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for Parent Common Shares; (ii) the number of Parent Common Shares subject to each Company Warrant assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock issuable upon exercise of the Company Warrant that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of Parent Common Shares; (iii) the per share exercise price for the Parent Common Shares issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price for the Company Common Stock issuable upon exercise of such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(d) Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary (under the Company Stock Plans, the Company Warrants and otherwise) to effectuate the provisions of this Section 2.3 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto and holders of Company Warrants have no rights with respect thereto other than those specifically provided in this Section 2.3 and in the Company Warrants.

Section 2.4 Further Assurances. If at any time after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement, then Parent and the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Section 2.5 No Dissenter’s Rights. The parties acknowledge and agree that the holders of Company Common Stock are not entitled to any dissenters’ rights as a result of the Merger under the DGCL.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement to which it is reasonably apparent such disclosure relates) and subject to the information disclosed by the Company in any Company SEC Document filed or furnished during the period from December 31, 2013 through the Business Day prior to the date of this Agreement (other than in any risk factor or other cautionary, predictive or forward-looking disclosure contained in such Company SEC Document), the Company represents and warrants to Parent as follows:

Section 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not currently in material default of the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended and restated, and bylaws, in each case as in effect on the date of this Agreement (the “Company Organizational Documents”). The Company has furnished to Parent a complete and correct copy of the Company Organizational Documents as they exist on the date of this Agreement. Listed in Section 3.1 to the Company Disclosure Schedule is each jurisdiction in which the Company or a Subsidiary of the Company is qualified to do business as of the date of this Agreement.

Section 3.2 Subsidiaries. The Company does not own, directly or indirectly, any equity, partnership interest or other similar ownership interest in any corporation, partnership, joint venture or other entity, other than the Subsidiaries set forth in Section 3.2 to the Company Disclosure Schedule, all of which are wholly owned by the Company. The Company is not obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any non-natural person. Each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all Liens. Section 3.2 to the Company Disclosure Schedule sets forth for the name and jurisdiction of incorporation or organization of each Subsidiary of the Company as of the date of this Agreement. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Subsidiary of the Company, and neither the Company nor any Subsidiary of the Company has any obligation to repurchase or redeem any securities of any Subsidiary of the Company or any predecessor thereof. Each of the Company’s Subsidiaries is (i) a corporation or other business entity duly organized or formed, validly existing and in good standing under the laws of its state of organization with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, (ii) duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (iii) not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, bylaws or equivalent organizational documents as in effect on the date of this Agreement (collectively, the “Company Subsidiary Organizational Documents”).

Section 3.3 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and, subject to receipt of the Company Stockholder Approval, the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (the “General Enforceability Exceptions”)). The affirmative vote to adopt this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Transactions (the “Company Stockholder Approval”).

Section 3.4 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of June 4, 2015 (the “Measurement Date”), (i) 131,951,033 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 4,150,686 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount 23,261,875 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (v) 23,333,902 shares of Company Common Stock were reserved for future issuance pursuant to Company Warrants, and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Options and Company Warrants, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 3.4(a) and Section 3.4(b) or (ii) as expressly permitted by Section 5.1(b)(E), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned, directly or indirectly, by the Company or (5) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since the Measurement Date through the date of this Agreement, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Options and Company Warrants in accordance with their respective terms) or granted any Company Options or Company Warrants.

(b) Section 3.4(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Options and Company Warrants outstanding as of the Measurement Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Option or Company Warrant, (iii) the grant date of each such Company Option or Company Warrant, (iv) the per share exercise price for each such Company Option or Company Warrant, to the extent applicable, (v) the expiration date of each such Company Option or Company Warrant, to the extent applicable, and (vi) with respect to Company Options, the Company Stock Plan under which the Company Option was granted. With respect to each grant of a Company Option, each such grant was made, in all material respects, in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and has a grant date identical to or following the date on which the Company Board or compensation committee approved such Company Option. Each Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, as determined by Section 409A of the Code, to the extent applicable.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness of the Company and any of its Subsidiaries that exceeds $25,000.

Section 3.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will:

(a) subject to receipt of the Company Stockholder Approval, conflict with, or result in a breach of any provision of, the Company Organizational Documents;

(b) assuming compliance with the matters referred to in Section 3.5(d), violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Company Contract;

(c) assuming compliance with the matters referred to in Section 3.5(d), and subject to receipt of the Company Stockholder Approval, violate any laws, statutes, ordinances, rules, regulations, legally binding policies or guidelines promulgated, or judgments, decrees, decisions or orders entered by any Governmental Authority (collectively, “Laws” and each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Affiliates with, any Governmental Authority, other than (i) authorization for inclusion of the Parent Common Shares to be issued pursuant to this Agreement on NASDAQ and the TSX, subject to official notice of issuance, (ii) registrations or other actions required under federal, provincial and state securities Laws as are contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) consents or approvals of, or notifications to, the Governmental Authorities set forth in Section 3.5(d)(iv) to the Company Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.6 Absence of Certain Changes. Since December 31, 2014 through the date of this Agreement, (a) there have been no Events that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (b) none of the Company nor any of its Subsidiaries has engaged in any transaction that, if effected after execution of this Agreement, would violate Section 5.1(a) or Sections 5.1(b)(C), (F), (H), (I), (K), (O) or (Q).

Section 3.7 The Company SEC Documents; Controls; Registration Rights.

(a) The Company has timely filed or received the appropriate extension of time within which to file with the U.S. Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2012 under the Exchange Act or the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be; provided that the representations and warranties in subclauses (a)(i) and (a)(ii) above shall not apply to statements in, or omissions from, the Company Proxy Statement made in reliance upon and in conformity with information furnished to the Company in writing by Parent for use in the Company Proxy Statement. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group or required to file any form, report or other document with the SEC, OTC Bulletin Board, any stock exchange or comparable Governmental Authority.

(b) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) The Company has no agreement, arrangement or understandings to register any securities of the Company or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

Section 3.8 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited consolidated balance sheet (or footnotes thereto) of the Company as of December 31, 2014 included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, (c) as set forth in Section 3.8 to the Company Disclosure Schedule, or (d) for liabilities and obligations incurred in connection with this Agreement, the Merger or the other Transactions, the Company, together with its Subsidiaries, does not have any liabilities or obligations of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 3.9 Compliance with Law.

(a) The Company and its Subsidiaries are in compliance with, and at all times since January 1, 2012 have been in compliance with, all applicable Laws relating to the Company, its Subsidiaries or their respective business or properties, except where any such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of this Agreement (i) no investigation or review by any Governmental Authority with respect to the Company or its Subsidiaries is pending or threatened, nor (ii) since January 1, 2012, has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Since January 1, 2012, neither the Company nor any of its current or former Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, agents, distributors, employees or other persons acting on behalf of the Company or its current or former Subsidiaries or joint ventures have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977 or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its current or former Subsidiaries or joint ventures in any jurisdiction other than the United States (collectively, the “Anti-bribery Laws”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with all applicable Anti-bribery Laws.

Section 3.10 Taxes.

(a) The Company and its Subsidiaries (i) have duly filed all income and all other material Tax Returns required to have been filed by the Company or any of its Subsidiaries, and all such Tax Returns are true and correct in all material respects; (ii) have within the time and manner prescribed by applicable Law paid all Taxes required to be paid by each of them; (iii) as of the date of this Agreement have adequate accruals and reserves on the financial statements included in the Company SEC Documents for Taxes in accordance with

GAAP; and (iv) as of the date of this Agreement have not received written notice of any deficiencies for any Tax from any Taxing Authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents. Neither the Company nor any of its Subsidiaries is the subject of any pending or currently ongoing Tax audit, Action or other proceeding with respect to Taxes nor has any Tax audit, Action or other proceeding with respect to Taxes been proposed against any of them in writing. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries (other than Permitted Liens). No claim has ever been made in writing by a Taxing Authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or otherwise) by reason of (i) being a member of an affiliated, consolidated, combined or unitary group other than a group of which the common parent is the Company or otherwise as a transferee or successor or (ii) being party to any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes). Neither the Company nor any of the Subsidiaries will be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting or (ii) closing agreement.

(b) Each of the Company and its Subsidiaries has timely and duly withheld and paid all Taxes to the appropriate Taxing Authority required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has timely and duly collected and remitted to the appropriate Taxing Authority all Taxes required to be collected and remitted by it.

(c) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years. The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code.

(d) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(e) For purposes of this Agreement:

(i) “Tax Returns” means any and all returns (including information returns), reports, declarations, forms or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of Taxes, and including, for the avoidance of doubt, Foreign Bank Account Report FinCEN 114.

(ii) “Taxes” means all taxes (whether U.S. or non-U.S. federal, state, local, provincial, territorial, municipal, or otherwise) based upon or measured by income and any other tax, duty, tariff, assessment, withholding, impost or similar obligation whatsoever, including gross receipts, profits, net worth, sales, use, occupation, value added, ad valorem, premium, transfer, franchise, withholding, employment, payroll, capital, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, goods and services, harmonized sales, gross income, business, corporation, environmental, workers compensation, severance, license, lease, service, service use, unemployment, employer health, social security, government pension plan contributions, national insurance, disability, resignation, recording, stamp, custom, escheat, excise, windfall profits, real or personal property, estimated and other taxes of any kind whatsoever, together with any interest, fines, penalties, assessments, additions to tax or additional amounts imposed or assessed with respect thereto imposed by any Taxing Authority with respect thereto.

Section 3.11 Intellectual Property.

(a) Section 3.11(a)(i) of the Company Disclosure Schedule identifies: (i) each item of Registered IP included in the Company Intellectual Property and each item of Registered IP to which the Company or any of its Subsidiaries has an exclusive license; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other person that has an ownership interest in such item of Registered IP (except with respect to each item of Registered IP to which the Company or any of its Subsidiaries has an exclusive license, in which case the information called for in this Section 3.11(a)(iii) is provided to the Knowledge of the Company) and the nature of such ownership interest (i.e., whether such ownership interest is “sole” or “joint”). Each of the Patents included in the Registered IP that are owned solely by the Company or any of its Subsidiaries (and, to the Knowledge of the Company, with respect to any co-owned Patents) properly identifies by name each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or pending. All Registered IP included in the Company Intellectual Property is valid, subsisting and enforceable. The Company or its Subsidiaries have good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) to all Company Intellectual Property. Section 3.11(a)(ii) of the Company Disclosure Schedule describes each filing, payment, and action that must be made or taken on or before the date that is one hundred and eighty (180) days after the date of this Agreement in order to maintain each such item of Registered IP that is listed on Section 3.11(a)(i) of the Company Disclosure Schedule. No Registered IP that is listed on Section 3.11(a)(i) of the Company Disclosure Schedule is or has (or in the case of Registered IP exclusively licensed to the Company or any of its Subsidiaries, to the Knowledge of the Company is or has) in the last three years been involved in any interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to the Knowledge of the Company, no such proceeding has been threatened with respect to any such Registered IP.

(b) The Company or its Subsidiaries have good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise have the valid and enforceable right to use all of the Intellectual Property used in the conduct of their business as currently conducted. There is no Intellectual Property owned by any person that (i) the Company or any of its Subsidiaries in good faith believes is valid and enforceable, (ii) is required by the Company or any of its Subsidiaries to conduct their business as currently conducted, and (iii) to the extent authorization is required, the Company is not currently authorized to use. Nothwithstanding the foregoing, nothing in this Section 3.11(b) shall be deemed to be a representation regarding infringement, misappropriation or other violation of Intellectual Property rights of others.

(c) To the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ conduct of their business as currently conducted has not in the past six years and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any Intellectual Property rights of others. No person has asserted any written claim (or to the Knowledge of the Company, any oral claim) in the past six years (i) challenging the Company’s or any of its Subsidiaries’ right, interest or title in any of the Company Intellectual Property or (ii) alleging infringement, misappropriation or violation of any Intellectual Property by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has ever assumed, or agreed to indemnify, discharge or otherwise take responsibility for, any existing or potential liability of another person for infringement, misappropriation or violation of any Intellectual Property (except for indemnity obligations included in any Material Company Contract or in material transfer agreements, clinical trial agreements, consulting agreements, contract manufacturing agreements or licenses granted to third parties exclusively so that such third parties may perform services for the Company entered into in the ordinary course of business). None of the Company Intellectual Property nor, to the Knowledge of the Company, any of the Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute, in each case with respect to the Company Intellectual Property to which the Company or its Subsidiaries are a party, that materially adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company or its Subsidiaries, or otherwise materially adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.

(d) To the Knowledge of the Company, no person has in the past three years infringed upon, misappropriated, or otherwise violated or made unlawful use of any Company Intellectual Property, and, to the Knowledge of the Company, no person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any Company Intellectual Property.

(e) Except as otherwise set forth in any Material Company Contract, neither the Company nor any of its Subsidiaries is obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of any Intellectual Property material to the conduct of the Company’s and its Subsidiaries’ business as currently conducted. Except as otherwise permitted by any Material Company Contract, no person other than the Company and its Subsidiaries has any right to receive royalties for any Company Intellectual Property.

(f) The Company has taken reasonable security measures, consistent with practices in the industry in which the Company and its Subsidiaries operate, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential and technical information. All past and present employees, officers, directors, contractors, consultants, advisors, and third parties with access to the Company’s or its Subsidiaries’ confidential information are either parties to written agreements under which each such individual is obligated to maintain the confidentiality of such information of the Company and its Subsidiaries for a specified time period or are subject to confidentiality obligations under professional or similar standards, and to the Knowledge of the Company, no individual is in violation of any such written agreement.

(g) All current and former employees, contractors, and consultants of the Company or its Subsidiaries who have been involved in or contributed to the development of Company Intellectual Property have executed written agreements pursuant to which such individuals have assigned to the Company or its Subsidiaries all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with the Company or its Subsidiary.

(h) To the Knowledge of the Company, the Company and its Subsidiaries have complied with all duties of candor and disclosure with respect to each Patent included in the Company Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries have not publicly disclosed the inventions claimed in the Patents included in the Company Intellectual Property prior to the priority date for each relevant Patent or taken any other action that would render any such invention unpatentable or restrict the period of protection under such Patents.

Section 3.12 No Real Property Interests. Neither the Company nor any of its Subsidiaries owns any real property.

Section 3.13 Parent Registration Statement; Company Proxy Statement. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the “Parent Registration Statement”) to be filed with the SEC by Parent under the Securities Act, including the Company’s proxy statement that will be included as a prospectus thereto and the form of proxy relating to the Company Stockholders Meeting (as the same may be amended, supplemented or modified and including any such amendments or supplements, the “Company Proxy Statement”), at the time the Parent Registration Statement becomes effective or, in the case of the Company Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Registration Statement and Company Proxy Statement, except for such portions thereof that relate only to Parent and its Subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 3.14 Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding, litigation, arbitration or mediation (an “Action”) pending or, to the Knowledge of the Company, any Action threatened against the Company or any of its Subsidiaries or their respective officers or directors. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Since January 1, 2012 through the date of this Agreement, neither the Company nor any of its Subsidiaries has been subject to any material outstanding order, writ, injunction or decree relating to the Company’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of the Company.

Section 3.15 Brokerage and Finder’s Fees. Except for the Company’s obligations under the agreements listed on Section 3.15 of the Company Disclosure Schedule, true, correct and complete copies of which have been made available to Parent, neither the Company, any of its Subsidiaries nor any of their respective stockholders, directors, officers or employees has incurred or will incur on behalf of the Company or its Subsidiaries any brokerage, finder’s, success or similar fee in connection with the Transactions.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) to the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, all material employment, compensation, individual consulting, bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, change of control, retention, collective bargaining, employee loan, retirement, salary continuation, health or life insurance, fringe benefit and all other material employee benefit plans, programs, policies, agreements or arrangements, whether or not subject to ERISA, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or individual independent contractors of the Company or its Subsidiaries or to which the Company or any of its Subsidiaries has any material liability (contingent or otherwise) (collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has provided or made available to Parent a true, correct and complete copy of the following (in each case where applicable given the nature of the Company Plan) as of the date of this Agreement: (i) all plan documents and amendments thereto, trust agreements or other funding vehicles and amendments thereto; (ii) the most recent annual report (Form 5500 Series) and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial report; (v) the most recent actuarial report; (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service and (vii) written descriptions of all material non-written Company Plans. Except as specifically provided in the foregoing documents delivered or made available to Parent, as of the date of this Agreement, there are no material amendments to any Company Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any material new Company Plan.

(c) Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination, opinion, or advisory letter with respect to its qualification.

(d) All contributions required to be made under any of the Company Plans to any funds or trusts established thereunder or in connection therewith and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date of this Agreement, have been made or paid in full in all material respects.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan has been established, maintained and operated in compliance with its terms and all applicable provisions of ERISA, the Code and all Laws applicable to such Company Plan. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA, the Code or applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, is obligated to contribute to, or has in the last six years maintained, sponsored, contributed or been obligated to contribute to any plans subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. No Company Plan provides for postemployment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title 1 of ERISA or similar state Law and at the expense of the participant or the participant’s beneficiary.

(f) Since January 1, 2005, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code.

(g) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, will result in, cause the accelerated vesting, funding of any amounts to a rabbi trust, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries. No amount paid or payable by the Company or any of its Subsidiaries in connection with the Transactions is reasonably likely to result in any payment or benefit which would not be deductible by reason of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to, nor is the Company or any of its Subsidiaries otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code.

(h) There are no pending or to the Knowledge of the Company threatened claims (other than claims for benefits in the ordinary course consistent with past practice),

lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which would result in any material liability of the Company or any of its Subsidiaries to the United States Department of Treasury, the United States Department of Labor, any multiemployer plan, or any current or former participants of such Company Plans.

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or as of the date of this Agreement negotiating, any collective bargaining agreement, labor union contract, or trade union agreement. As of the date of this Agreement, there is no material labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company, and the Company has not experienced any material labor dispute since January 1, 2012. To the Knowledge of the Company, as of the date of this Agreement there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, and there have not been any such material organizational efforts since January 1, 2012.

(j) Since January 1, 2012, none of the Company or any of its Subsidiaries has breached or violated any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement or other agreement establishing terms of employment, except, in the case of clauses (i) and (ii), where such breach or violation, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries; and no material claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Company, threatened in writing, with respect to such laws or agreements, either by private individuals or by Governmental Authorities.

(k) The Company has made available to Parent a list of all employees of the Company and its Subsidiaries by employee number and each such employee’s initial date of employment, position or title and annual base salary or hourly wage rate.

Section 3.17 Material Company Contracts. As of the date of this Agreement, Section 3.17 to the Company Disclosure Schedule lists all contracts, notes, bonds, mortgages, indentures, deeds of trust, licenses, leases, agreements, arrangements, commitments or other instruments or obligations that are legally binding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, have ongoing obligations or rights (other than obligations of confidentiality or nondisclosure or rights to enforce confidentiality or nondisclosure) and that fall within any of the following categories:

(a) any Contract (or group of related Contracts) that by their terms require future payments by or to the Company or any of its Subsidiaries in excess of $50,000 in 2015 or in any subsequent calendar year, in each case to the extent the Contract is not terminable by the Company or its applicable Subsidiary without penalty on 90 days’ or shorter notice;

(b) (i) any Contract relating to the acquisition or disposition of any tangible assets (other than inventory or other materials acquired in the ordinary course of business consistent with past practice) pursuant to which the Company or any of its Subsidiaries has continuing or unsatisfied obligations, other than obligations of confidentiality, or (ii) any Contract under which the Company or any of its Subsidiaries has any continuing material indemnification or other obligations, other than any such Contracts (including, without limitation, clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions) entered into in the ordinary course of business consistent with past practice;

(c) (i) any Contract (A) relating to any loan or advance by the Company or any of its Subsidiaries to any person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (B) obligating or committing the Company or any of its Subsidiaries to make any such loans or advances, and (ii) any currency, commodity or other hedging or swap contract;

(d) (i) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses, or (ii) any Contract that provides for “earn-outs” or other contingent payments (other than royalty payments) by or to the Company or any of its Subsidiaries;

(e) any Contract under which any Governmental Authority has any material rights;

(f) any Contract (i) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or any of its Subsidiaries or, after the Closing, Parent, the Surviving Corporation or their respective Affiliates from engaging in any business or activity in any geographic area or other jurisdiction, (ii) any Contract in which the Company or any of its Subsidiaries has granted “exclusivity” or that requires the Company or any of its Subsidiaries to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other person, (iii) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $50,000 in any calendar year to the extent the Contract is not terminable by the Company or any of its Subsidiaries without penalty on 90 days’ or shorter notice, or (iv) any Contract containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such Contract or any other person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another person;

(g) any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar person who is reasonably likely to receive commissions or fees from the Company or any of its Subsidiaries in excess of $50,000 in any of the current fiscal year, the next succeeding fiscal year or the last fully completed fiscal year, in each case, in connection with, the provision or resale of goods or services of the Company or any of its Subsidiaries;

(h) any Contract involving commitments by the Company or any of its Subsidiaries to make capital expenditures involving $50,000 or more individually;

(i) any lease, sublease, rental or occupancy agreement, or agreement under which the Company or any of its Subsidiaries is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property and for which the annual lease or other payment obligation by the Company and any of its Subsidiaries is more than $50,000;

(j) any Contract (other than material transfer agreements, clinical trial agreements or licenses to third parties exclusively so that such third parties may perform services for the Company) relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than employment agreements, consulting agreements and license agreements for commercially available off-the-shelf software available on standard terms for an annual or one-time license and maintenance fee of less than $50,000;

(k) any research and development agreement or any clinical trial agreement, clinical research agreement or similar Contract (other than any clinical trial agreements, clinical research agreement or similar Contract entered into in the ordinary course of business consistent with past practice);

(l) any power of attorney granted by the Company or any of its Subsidiaries that is currently in effect;

(m) any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses, or any intermediate form of any drug product; and

(n) any other Contract that if terminated, or if such Contract expired without being renewed, would have or would reasonably be expected to have a Material Adverse Effect on the Company.

All such Contracts (each, a “Material Company Contract”) are (assuming due authorization, execution and delivery by each other party thereto) valid and binding obligations of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto (subject to the General Enforceability Exceptions). Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination by another party thereto of, any Material Company Contract.

Section 3.18 Company Permits. The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to carry on their business as it is now being conducted (collectively, the “Company Permits”). Neither the Company nor any of its Subsidiaries is in material conflict with, or in material default or material violation of any of the Company Permits.

Section 3.19 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all past noncompliance of the Company or any of its Subsidiaries with any Environmental Laws or Environmental Permits that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability, and, to the Knowledge of the Company, since January 1, 2012, there has been no other past noncompliance of the Company or any of the Company’s Subsidiaries with any Environmental Laws or Environmental Permits; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened Action by or before any Governmental Authority under any Environmental Law or regarding any Hazardous Materials; (c) there has been no release of any Hazardous Materials by the Company or its Subsidiaries into the environment and, to the Knowledge of the Company, there has been no release of any Hazardous Materials in connection with the properties or operations of the Company or its Subsidiaries; (d) to the Knowledge of the Company, there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of the Company or its Subsidiaries; and (e) as of the date of this Agreement, the Company and its Subsidiaries have made available to Parent any internal or external environmental audits and reports (in each case relevant to the Company or any of its Subsidiaries) prepared since January 1, 2012. The term “Environmental Laws” means all federal, state, local or foreign laws, including common law, relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or industrial, toxic or hazardous substances or wastes or terms of similar meaning (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

Section 3.20 Opinion of Financial Advisors. The Company Board has received the written opinion of Roth Capital Partners LLC to the effect that, as of the date of such opinion and based upon and subject to various limitations, assumptions, factors and matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view and a copy of such opinion will be delivered to Parent within two days of the date of this Agreement.

Section 3.21 Board Recommendation. The Company Board, at a meeting duly called and held, and at which all directors were in attendance and voted, has unanimously (a) determined that this Agreement and the Transactions, including the Merger, taken together, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the Merger, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (d) resolved to recommend that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).

Section 3.22 Takeover Statutes. Assuming the accuracy of Parent’s representations in Section 4.15, prior to the date of this Agreement, the Company Board has taken all action necessary to exempt under or make not subject to the restrictions of Section 203 of the DGCL: (a) the execution of this Agreement; (b) the Merger; and (c) the other Transactions.

Section 3.23 Insurance. The Company has the insurance of the types and in the amounts set forth in Section 3.23 of the Company Disclosure Schedule (the “Insurance Policies”). All material Insurance Policies are in full force and effect and all premiums due and payable under such material Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. The Company is in compliance in all material respects with the terms of such material Insurance Policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies. A true, correct and complete copy of the material Insurance Policies has been made available to Parent. Set forth in Section 3.23 to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company and its Subsidiaries for its directors’ and officers’ liability insurance policy as of the date of this Agreement (a true, correct and complete copy of which has been made available to Parent).

Section 3.24 Regulatory Matters.

(a) Since January 1, 2012, the Company has filed, or caused its Subsidiaries to file, with the FDA or any other Governmental Authority performing functions similar to those performed by the FDA, all required filings, declarations, listings, registrations, reports or submissions, including adverse event reports. To the Knowledge of the Company, all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and the Company has not received any communication from any such applicable Governmental Authority asserting deficiencies with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b) To the Knowledge of the Company, all preclinical and clinical investigations sponsored by the Company with respect to products or product candidates currently in development by the Company or any of its Subsidiaries are being conducted in material compliance with all applicable Laws including the FDCA and its implementing regulations and applicable experimental protocols, informed consents, procedures, controls, guidance and industry standards, including good manufacturing practice, good laboratory practice, and good clinical practice, requirements and industry standards of oversight of clinical sites including monitors, and Laws and guidance restricting the use, disclosure and protection of individually identifiable health information. None of the Company or its Subsidiaries has received any notices or other correspondence from the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or any institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests. To the Knowledge of the Company, neither the FDA nor any other applicable Governmental Authority nor any clinical investigator that has participated or is participating in, or institutional review board or ethics committee that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has commenced or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

(c) All reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or drug regulatory agency by the Company or its Subsidiaries have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) As of the date of this Agreement, the Company has made available to Parent (i) complete and correct copies of each investigational new drug application and each similar state or foreign regulatory filing made on behalf of the Company or its Subsidiaries, including all supplements and amendments thereto, (ii) all material correspondence sent to and received from the FDA and similar state and foreign Governmental Authorities by the Company or its Subsidiaries and (iii) all existing written records relating to all material discussions and all meetings between the Company or its Subsidiaries and the FDA or similar foreign regulatory or Governmental Authorities.

(e) Neither the Company nor any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is the subject of any pending or threatened investigation by the FDA or any Governmental Authority performing functions similar to those performed by the FDA to take enforcement action against the Company or any of its Subsidiaries including the termination or suspension of any clearance, authorization, license or registration.

(f) The Company and its Subsidiaries is in compliance and has, during the past three years, been in compliance, in each case, in all material respects with all healthcare Laws applicable to the operation of its business as currently conducted, including: (i) any and all federal, state and local fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Clinical Laboratory Improvement Amendments of 1988; and (iii) requirements of Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is subject to any currently pending enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under the FDCA or similar Law, and to the Knowledge of the Company no such enforcement, regulatory or administrative proceeding has been threatened.

(g) None of the Company or any of its Subsidiaries is enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such a health care program and third party payment program.

(h) None of the Company or any of its Subsidiaries has been, and to the Knowledge of the Company, none of their respective employees or other persons engaged to perform clinical services by the Company or any of its Subsidiaries have ever been while performing services for the Company or such Subsidiary, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)) (“Debarred”), (ii) convicted of a crime for which a person can be Debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be Debarred or engaged in any conduct that would reasonably be expected to result in Debarment under applicable Law. To the Knowledge of the Company, none of the matters listed in sub-parts (i), (ii), or (iii) herein has been threatened, against the Company, its Subsidiaries or any of its officers, employees or agents.

(i) Set forth on Section 3.24(i) of the Company Disclosure Schedule is a list of all new drug applications that, as of the date of this Agreement, the Company intends to submit to the FDA within 90 days following the date of this Agreement.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Parent acknowledges that none of the Company, any Subsidiaries of the Company or any other person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Subsidiaries of the Company or any other person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Subsidiaries of the Company (including any such projections or forecasts made available to Parent or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and Parent has not relied on any such information or any representation or warranty not set forth in this Article III.

ARTICLE IV -

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement to which it is reasonably apparent such disclosure relates) and subject to the information disclosed by Parent in any Parent SEC Document filed or furnished during the period from December 31, 2013 through the Business Day prior to the date of this Agreement (other than in any risk factor or other cautionary, predictive or forward-looking disclosure contained in such Parent SEC Document), Parent represents and warrants to the Company as follows:

Section 4.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Business Corporations Act (British Columbia) and each of Intermediate Co. 1, Intermediate Co. 2 and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent, Intermediate Co. 1, Intermediate Co. 2 and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is not currently in material default of the performance, observance or fulfillment of any provision of the Articles of Parent, as amended and restated in each case as in effect on the date of this Agreement (the “Parent Organizational Documents”). None of Intermediate Co. 1, Intermediate Co. 2 nor Merger Sub is currently in material default of the performance, observance or fulfillment of any provision of its certificate of incorporation or bylaws. Parent has furnished to the Company a complete and correct copy of the Parent Organizational Documents and the certificate of incorporation and bylaws of each of Intermediate Co. 1, Intermediate Co. 2 and Merger Sub as they exist on the date of this Agreement.

Section 4.2 Subsidiaries. Parent does not own, directly or indirectly, any equity, partnership interest or other similar ownership interest in any corporation, partnership, joint venture or other entity, other than the Subsidiaries set forth in Section 4.2 to the Parent Disclosure Schedule. Parent is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any such entity that is not wholly owned by Parent. Each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Subsidiaries of Parent is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Parent free and clear of all Liens. The following information for each Subsidiary of Parent, as of the date of this Agreement is set forth in Section 4.2 to the Parent Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) for a Subsidiary which is not wholly owned (directly or indirectly) by Parent, its authorized capital stock or share capital; and (c) for a Subsidiary which is not wholly owned (directly or indirectly) by Parent, the number of issued and outstanding shares of capital stock or share capital, the record owner(s) thereof and the number of issued and outstanding shares of capital stock or share capital beneficially owned by Parent. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Subsidiary of Parent, and neither Parent nor any Subsidiary of Parent has any obligation to repurchase or redeem any securities of any Subsidiary of Parent or any predecessor thereof. Each of the Subsidiaries of Parent is (i) a corporation or other business entity duly organized or formed, validly existing and in good standing under the laws of its state of organization with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, (ii) duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, bylaws or equivalent organizational documents as in effect on the date of this Agreement (collectively, the “Parent Subsidiary Organizational Documents”). Merger Sub is newly formed, was incorporated on behalf of Intermediate Co. 2 as a direct Subsidiary of Intermediate Co. 2, is a direct Subsidiary of Intermediate Co. 2, and has not conducted any business prior to the date of this Agreement and Merger Sub has not, and prior to the Effective Time will not have, nor will have ever have had, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement. Neither Intermediate Co. 1 nor Intermediate Co. 2 was formed or acquired in connection with the Merger or this Agreement. Merger Sub does not own, directly or indirectly, any equity, partnership interest or other similar ownership interest in any corporation, partnership, joint venture or other entity.

Section 4.3 Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate or company power and authority to enter into and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms (subject to the General Enforceability Exceptions). The adoption of this Agreement by Intermediate Co. 2, as sole stockholder of Merger Sub (which shall be obtained immediately following execution of this Agreement), is the only vote of the holders of any class or series of capital stock of Parent, Intermediate Co. 1, Intermediate Co. 2 or Merger Sub necessary to approve the Transactions.

Section 4.4 Capitalization.

(a) The authorized capital stock of Parent consists of 500,000,000 common shares without par value of Parent (the “Parent Common Shares”), and 5,000,000 first preference shares without par value (the “Parent Preferred Shares”). As of June 5, 2015 (the “Parent Measurement Date”), (i) 51,255,700 Parent Common Shares were issued and outstanding (not including shares held in treasury), (ii) no Parent Common Shares were held in treasury, (iii) no Parent Preferred Shares were issued or outstanding (iv) 4,944,892 Parent Common Shares were reserved for issuance under the Parent Stock Plans, of which amount (A) 1,942,232 Parent Common Shares are subject to outstanding options and (B) 64,000 Parent Common Shares are subject to outstanding restricted stock unit awards, and (v) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding Parent Common Shares are, and Parent Common Shares issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.4 and except for the issuance of the Merger Consideration contemplated by this Agreement, as of Parent Measurement Date, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of Parent, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of Parent or any of its Subsidiaries or (4) make any payment to any person the value of which is derived from or calculated based on the value of the Parent Common Shares or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Since the Parent Measurement Date through the date of this Agreement, Parent has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of outstanding equity awards in accordance with their respective terms) or granted any securities convertible, exchangeable or exercisable into Parent Common Shares.

(b) The Parent Common Shares to be issued in the Share Issuance have been duly and validly authorized and, when issued to the Company Stockholders pursuant to this Agreement, shall be validly issued, fully paid and non-assessable.

Section 4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the Merger will:

(a) conflict with, or result in a breach of any provision of, the Parent Organizational Documents or the certificate of incorporation or bylaws of Intermediate Co. 1, Intermediate Co. 2 or Merger Sub;

(b) assuming compliance with the matters referred to in Section 4.5(d), violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party;

(c) assuming (i) compliance with the matters referred to in Section 4.5(d) and (ii) adoption of this Agreement by Intermediate Co. 2 in its capacity as sole stockholder of Merger Sub (which adoption Parent shall cause to be obtained immediately following the execution of this Agreement), violate any Laws applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its Affiliates with, any Governmental Authority, other than (i) authorization for inclusion of the Parent Common Shares to be issued pursuant to this Agreement on NASDAQ and the TSX, subject to official notice of issuance, (ii) registrations or other actions required under federal, provincial and state securities Laws as are contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) consents or approvals of, or notifications to, the Governmental Authorities set forth in Section 4.5(d)(iv) to the Parent Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on the ability of Parent to consummate any of the Transactions.

Section 4.6 Absence of Certain Changes. Since December 31, 2014 through the date of this Agreement, there have been no Events that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.7 Parent SEC Documents; Controls; Registration Rights.

(a) Parent has timely filed or received the appropriate extension of time within which to file with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2012 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be; provided that the representations and warranties in subclauses (a)(i) and (a)(ii) above shall not apply to statements in, or omissions from, the Parent Registration Statement or the Company Proxy Statement made in reliance upon and in conformity with information furnished to Parent in writing by the Company for use in the Parent Registration Statement or the Company Proxy Statement. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto, auditor’s report thereon or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act other than as part of Parent’s consolidated group or required to file any form, report or other document with the SEC, NASDAQ, the TSX, any other stock exchange or comparable Governmental Authority.

(b) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the interim Chief Executive Officer and interim Chief Financial Officer of Parent of Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c) Parent has no agreement, arrangement or understandings to register any securities of Parent or any of its Subsidiaries under the Securities Act or under any state or provincial securities law and has not granted registration rights to any person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

Section 4.8 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited consolidated balance sheet (or footnotes thereto) of Parent as of December 31, 2014 included in the Parent SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, (c) as set forth in Section 4.8 to the Parent Disclosure Schedule, or (d) for liabilities and obligations incurred in connection with this Agreement, the Merger or the other Transactions, Parent, together with its Subsidiaries, does not have any liabilities or obligations of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 4.9 Compliance with Law.

(a) Parent and its Subsidiaries are in compliance with, and at all times since January 1, 2012 have been in compliance with, all applicable Laws relating to Parent, its Subsidiaries or their respective business or properties, except where any such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, as of the date of this Agreement, (i) no investigation or review by any Governmental Authority with respect to Parent or its Subsidiaries is pending or threatened, nor (ii) since January 1, 2012, has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b) Since January 1, 2012, neither Parent nor any of its current or former Subsidiaries nor, to the Knowledge of Parent, any of their respective United States officers, directors, agents, distributors, employees or other persons acting on behalf of the Company or its current or former Subsidiaries or joint ventures have, directly or indirectly, taken any action which would cause them to be in violation of the Anti-bribery Laws, or, to the Knowledge of Parent, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Parent has established reasonable internal controls and procedures intended to ensure compliance with all applicable Anti-bribery Laws.

Section 4.10 Taxes.

(a) Parent and its Subsidiaries (i) have duly filed all income and all other material Tax Returns required to have been filed by Parent or any of its Subsidiaries, and all such Tax Returns are true and correct in all material respects; (ii) have within the time and manner prescribed by applicable Law paid all Taxes required to be paid by each of them; (iii) as of the date of this Agreement have adequate accruals and reserves on the financial statements included in the Parent SEC Documents for Taxes in accordance with GAAP; and (iv) as of the date of this Agreement have not received written notice of any deficiencies for any Tax from any Taxing Authority, against the Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.

(b) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or non-U.S. law).

(c) Neither Parent, Intermediate Co. 1, Intermediate Co. 2 nor Merger Sub has taken or agreed to take any action or has Knowledge of any facts that would reasonably be expected to cause Parent to be treated under current Law (including U.S. Internal Revenue Notice 2014-52, 2014-42 I.R.B. 712), as a result of the Transactions, as a “domestic corporation” within the meaning of the Code (including as a result of the issuance of “disqualified stock” within the meaning of Temporary U.S. Treasury Regulation Section 1.7874-4T or as a result of the nature and value of the assets held by Parent and its Subsidiaries).

(d) There is no current plan or intention to convert, merge, dissolve, or liquidate either Intermediate Co. 1 or Intermediate Co. 2 under applicable Law.

Section 4.11 Intellectual Property.

(a) Parent or its Subsidiaries have good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise have the valid and enforceable right to use all of the Intellectual Property used in the conduct of their business as currently conducted. To the Knowledge of Parent, there is no material Intellectual Property owned by any person that (i) Parent or any of its Subsidiaries in good faith believes is valid and enforceable, (ii) is required by Parent or any of its Subsidiaries to conduct their business as currently conducted, and (iii) to the extent authorization is required, Parent is not currently authorized to use. Notwithstanding the foregoing, nothing in this Section 4.11(a) shall be deemed to be a representation regarding infringement, misappropriation or other violation of Intellectual Property rights of others.

(b) To the Knowledge of Parent, neither Parent’s nor any of its Subsidiaries’ conduct of their business as currently conducted has not in the past six years and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any Intellectual Property rights of others. No person has asserted any written claim (or to the Knowledge of Parent, any oral claim) in the past six years (i) challenging Parent’s or any of its Subsidiaries’ right, interest or title in any of the Parent Intellectual Property or (ii) alleging infringement, misappropriation or violation of any Intellectual Property by Parent or any of its Subsidiaries. None of the Parent Intellectual Property nor, to the Knowledge of Parent, any of the Intellectual Property exclusively licensed to Parent or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute, in each case with respect to the Parent Intellectual Property to which Parent or its Subsidiaries are a party, that materially adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by Parent or its Subsidiaries, or otherwise materially adversely affects the validity, scope, use, registrability, or enforceability of any Parent Intellectual Property.

Section 4.12 Parent Registration Statement; Company Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Parent Registration Statement, including the Company Proxy Statement, at the time the Parent Registration Statement becomes effective or, in the case of the Company Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent Registration Statement, except for such portions thereof that relate only to the Company and its Subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act.

Section 4.13 Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, any Action threatened against Parent or any of its Subsidiaries or their respective officers or directors. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Since January 1, 2012 through the date of this Agreement, neither Parent nor any of its Subsidiaries has been subject to any material outstanding order, writ, injunction or decree relating to Parent’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Parent.

Section 4.14 Brokerage and Finder’s Fees. Except for the agreements listed on Section 4.13 of the Parent Disclosure Schedule, true, correct and complete copies thereof have been made available to the Company, neither Parent, any of its Subsidiaries nor any of their respective stockholders, directors, officers or employees has incurred or will incur on behalf of Parent or its Subsidiaries any brokerage, finder’s, success or similar fee in connection with the Transactions.

Section 4.15 Takeover Statutes. None of Parent, Merger Sub or any other Affiliate of Parent has been an “interested stockholder” (as such term is used in Section 203 of DGCL) with respect to the Company at any time within three years of the date of this Agreement.

Section 4.16 Regulatory Matters.

(a) To the Knowledge of Parent, all filings, declarations, listings, registrations, reports or submissions regarding products currently under development by Parent or its Subsidiaries with the FDA or any other Governmental Authority performing functions similar to those performed by the FDA were in material compliance with applicable Laws when filed, and Parent has not received any written communication from any such applicable Governmental Authority asserting deficiencies with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b) None of Parent or its Subsidiaries has received any notices or other correspondence from the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or any institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests. To the Knowledge of Parent, neither the FDA nor any other applicable Governmental Authority nor any clinical investigator that has participated or is participating in, or institutional review board or ethics committee that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent or its Subsidiaries has commenced or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Parent or its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA.

(d) None of Parent or any of its Subsidiaries has been, and to the Knowledge of Parent, none of their respective employees or other persons engaged to perform clinical services by Parent or any of its Subsidiaries have ever been while performing services for Parent or such Subsidiary, (i) Debarred, (ii) convicted of a crime for which a person can be Debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be Debarred or engaged in any conduct that would reasonably be expected to result in Debarment under applicable Law. To the Knowledge of Parent, none of the matters listed in sub-parts (i), (ii), or (iii) herein has been threatened, against Parent, its Subsidiaries or any of its officers, employees or agents.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, the Subsidiaries of Parent or any other person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Subsidiaries of Parent or any other person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Subsidiaries of Parent (including any such projections or forecasts made available to the Company or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and the Company has not relied on any such information or any representation or warranty not set forth in this Article IV.

ARTICLE V -

COVENANTS AND AGREEMENTS

Section 5.1 Company Conduct of Business.

(a) During the period from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, (y) as may be expressly required or permitted by this Agreement or (z) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, subject to compliance with the other restrictions in this Section 5.1, (i) conduct its business (A) in the ordinary course consistent with past practice and (B) in compliance with applicable Law in a manner so as to not cause the condition set forth in Section 6.2(a) to fail to be satisfied due to any noncompliance, (ii) use commercially reasonable efforts to (A) preserve intact its present and presently planned business organization, (B) maintain in effect all necessary licenses, permits, consents, franchises, approvals and authorizations, except in each case for any termination in accordance with the terms of any such license, permit, consent, franchise, approval or authorization (other than as a result of a breach by the Company or any of its Subsidiaries), (C) keep available the services of its executive officers and key employees on commercially reasonable terms and (D) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company to perform its covenants and agreements under this Agreement or to consummate the Transactions.

(b) During the period from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 5.1(b)(J), (K), (L), (N), (O), and (P)), (iii) as may be expressly required or permitted by this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B) split, combine or reclassify any of its capital stock;

(C) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (2) in connection with the settlement of Company Warrants or (3) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Option in accordance with past practice and the terms of the applicable award agreements);

(D) grant any Company Option or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E) issue, encumber, sell or otherwise permit to become outstanding any additional shares of its capital stock or voting securities or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or voting securities or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for securities of its capital stock, except pursuant to the exercise of Company Options or pursuant to the settlement of Company Warrants, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, equity interests or other voting securities;

(F) adopt a plan of complete or partial liquidation, dissolution, merger, conversion, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

(G) incur, create, assume or otherwise become liable for any Indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other person, except (1) pursuant to existing Indebtedness arrangements as set forth on Section 5.1(b)(G) of the Company Disclosure Schedule, (2) pursuant to the Loan Agreement, or (3) pursuant to agreements or arrangements between the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

(H) make any loans or advances to any other person, except for (1) loans among the Company and any of its wholly owned Subsidiaries and (2) advances permitted pursuant to Section 5.1(b)(L)(4);

(I) other than in accordance with Contracts in effect on the date of this Agreement as set forth on the Company Disclosure Schedule, (1) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $50,000 (other than licenses to clinical research organizations, clinical trial sites, manufacturers or suppliers and similar arrangements in which a third party receives a license in order to perform services for the Company or any of its Subsidiaries in the ordinary course of business), or (2) cancel, release or assign any material Indebtedness of any such person owed to it or any material claims held by it against any such person other than in the ordinary course of business consistent with past practice;

(J) acquire any capital stock of any other person, or acquire any assets other than assets acquired in the ordinary course of business consistent with past practice or assets valued at less than $50,000 in the aggregate;

(K) make any capital expenditures in excess of $50,000 for any individual capital expenditure and $250,000 in the aggregate;

(L) except as required under the terms of this Agreement or the terms of any Company Plan existing as of the date of this Agreement, (1) increase the compensation or benefits of any of the current or former directors or executive officers (collectively, “Company Covenant Individuals”) or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (other than in the ordinary course of business consistent with past practice), (2) pay to any Company Covenant Individual any amounts or increase any amounts payable to Company Covenant Individuals not required by applicable Law or any Company Plan, (3) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any Company Covenant Individual, (4) other than routine business and travel expense advances, loan any money or other property to any Company Covenant Individual, or (5) hire any new employee at the level of vice president or above;

(M) (1) implement or adopt any change in its accounting principles or its methods, other than as may be required by GAAP or applicable Law or (2) make, revoke or modify any material Tax election;

(N) settle or compromise any Action, other than settlements or compromises that do not create obligations of the Company or any of its Subsidiaries other than the payment of monetary damages not in excess of $50,000 for any individual Action and $100,000 in the aggregate;

(O) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material Insurance Policies;

(P) (1) enter into any Contract that, if in effect on the date of this Agreement, would be a Material Company Contract or (2) other than in the ordinary course of business consistent with past practice, amend or terminate (other than in accordance with its terms) any other Material Company Contract or waive any material right under any Material Company Contract, provided that nothing in this Section 5.1(b)(P) shall preclude the Company or its Subsidiaries from entering into Material Company Contracts with manufacturers, suppliers, service providers, sales agents, representatives, distributors, resellers, middlemen, marketers, brokers, franchisors or similar persons which are terminable without penalty by the Company on 90 days’ or less notice in the ordinary course of business consistent with past practices;

(Q) (1) sell, assign, license or covenant not to assert or otherwise transfer any rights under or to any Company Intellectual Property, other than material transfer agreements, clinical trial agreements, and non-exclusive licenses to third parties solely to permit such third parties to perform services for the Company or any of its Subsidiaries, (2) allow to lapse (other than pursuant to its terms or pursuant to applicable Law) or default under any rights under or to any Company Intellectual Property, or (3) disclose to any third party, other than to Representatives of Parent or pursuant to a valid, written confidentiality agreement entered into in the ordinary course of business consistent with past practice, any trade secret included in the Company Intellectual Property, in each case in a manner so as to cause the condition set forth in Section 6.2(a) to not be satisfied as a result of any such action;

(R) except (1) as otherwise permitted by this Agreement, (2) for any repayment or prepayment by the Company or any of its Subsidiaries permitted under the Loan Agreement, or (3) for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness or guarantees thereof of the Company or any Subsidiary; or

(S) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

The Company shall be permitted to request consent from Parent with respect to any of the actions prohibited by Sections 5.1(b) by delivery of written notice (including by electronic mail) of such request to the Interim Chief Financial Officer of Parent or a designee thereof, with a copy to counsel for Parent and counsel to the Company (it being understood and agreed that, for the purposes of this Section 5.1, if Parent does not respond to any request for consent on or prior to

11:59 p.m., Pacific Coast time, on the fifth Business Day after the Company delivers such request to Parent and Parent’s counsel (counting as day one the first Business Day after the day of receipt by Parent and Parent’s counsel), Parent shall be deemed to have provided its prior written consent to the taking of such action upon and under the circumstances described in such request and only as to the specific instances subject to such request).

Section 5.2 Parent Conduct of Business. During the period from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except (a) as may be required by applicable Law, (b) with the prior written consent of the Company, (c) as may be expressly required or permitted by this Agreement, or (d) as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend the Parent Organizational Documents in a manner adverse to the Company or its stockholders;

(ii) split, combine or reclassify any of its capital stock;

(iii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly owned Subsidiaries, or (B) the acceptance of Parent Common Shares as payment for the exercise price of outstanding options or other equity awards or for withholding Taxes incurred in connection with the exercise of outstanding compensatory options or other equity awards or the vesting or settlement of outstanding options or other equity awards in accordance with past practice and the terms of the applicable award agreements);

(iv) grant any options, restricted stock units or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(v) issue, encumber, sell or otherwise permit to become outstanding any additional shares of its capital stock or voting securities or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or voting securities or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for securities of its capital stock;

(vi) (A) solely in respect of Parent, adopt a plan of complete or partial liquidation or dissolution, or a plan that would result in the recapitalization or other reorganization of Parent’s capital stock, other than a merger, recapitalization or reorganization involving Parent (i) that would not be consummated on or prior to the Effective Time or (ii) if consummated prior to the Effective Time, pursuant to which the consideration payable to Company stockholders in the Merger is appropriately adjusted in consultation with the Company, or (B) adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization involving Intermediate Co. 1 or Intermediate Co. 2;

(vii) incur, create, assume or otherwise become liable for any Indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other person, except pursuant to agreements or arrangements between Parent and its direct or indirect wholly owned Subsidiaries or among Parent’s direct or indirect wholly owned Subsidiaries;

(viii) acquire any capital stock of any other person, or acquire any assets other than assets acquired in the ordinary course of business consistent with past practice or assets valued at less than $500,000 in the aggregate;

(ix) establish a record date for the Aralez Distribution that is prior to the earlier of (A) the Closing and (B) the termination of this Agreement in accordance with ARTICLE VII;

(x) convene any meeting of or solicit written consents from, holders of Parent Common Shares, in each case for the purpose of revoking, amending or varying the authority and authorization of the Parent Board to authorize, or for Parent or Merger Sub to consummate, the Share Issuance, the Subscription, the Merger or any other Transaction; or

(xi) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.2.

Parent shall be permitted to request consent from the Company with respect to any of the actions prohibited by Sections 5.2 by delivery of written notice (including by electronic mail) of such request to the Chief Financial Officer of the Company or a designee thereof, with a copy to counsel for the Company and counsel to Parent (it being understood and agreed that, for the purposes of this Section 5.2, if the Company does not respond to any request for consent on or prior to 11:59 p.m., Pacific Coast time, on the fifth Business Day after Parent delivers such request to the Company and the Company’s counsel (counting as day one the first Business Day after the day of receipt by the Company and the Company’s counsel), the Company shall be deemed to have provided its prior written consent to the taking of such action upon and under the circumstances described in such request and only as to the specific instances subject to such request).

Section 5.3 Access.

(a) For purposes of furthering the Transactions, during the period from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall (i) afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, to its and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws (other than information concerning the value of the Company or relating to the process leading to the negotiation and execution of this Agreement and any communications relating to any Company Acquisition Proposal or Company Competing Transaction) and (ii) use its reasonable best efforts to make available to Parent, during normal business hours and at the Company’s principal place of business or via telephone, the Company’s accountants, consultants, legal counsel, financial advisors and representatives, in each case to the extent reasonably requested by Parent in order to discuss the affairs of the Company and its Subsidiaries. During such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to Parent a copy of any written communication (and a summary of any material oral communication) received from the FDA or similar Governmental Authority promptly after receipt of such communication. All access pursuant to this Section 5.3(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the Chief Executive Officer of the Company or a designee thereof.

(b) Notwithstanding anything to the contrary contained in this Section 5.3, neither the Company nor its Subsidiaries nor their respective Representatives shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s outside legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Material Company Contract to which the Company or any of its Subsidiaries is party or by which any of their assets or properties are bound; provided, however, that in such instances the Company shall inform Parent of the general nature of the information being withheld and the basis for withholding and, upon Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii), including using commercially reasonable efforts to seek consent from the applicable third party to any such Material Company Contract under which disclosure is prohibited.

(c) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.

(d) The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the Confidentiality Agreement, dated as of May 8, 2014, between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.4 No Solicitation.

(a) During the period from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and will cause its Subsidiaries not to, and will use commercially reasonable efforts to cause each controlled Affiliate and any Representative of the Company, any of its Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it will use commercially reasonable efforts to stop any such person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate (including by way of furnishing material, non-public information) any inquiries or proposals regarding, or that would reasonably be expected to lead to, any Company Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Company Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal (but the foregoing will not prohibit the Company or any of its Representative from making a person aware or otherwise informing such person of the provisions of this Section 5.4), or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than any Acceptable Confidentiality Agreement, regarding, or that is intended to result in, or would reasonably be expected to lead to, any Company Acquisition Proposal (a “Company Acquisition Agreement”).

(b) As used in this Agreement, “Company Competing Transaction” means any of (i) a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third person or group (other than Parent or any of its Affiliates or any group of which Parent or its Affiliates is a member), or the stockholders of such third person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 15% or more of the outstanding shares of common stock of the Company or of the outstanding voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such voting power), whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or business combination pursuant to which any third person or group of persons (other than Parent or any of its Affiliates or any group of which Parent or its Affiliates is a member), or the stockholders of such third person or persons, beneficially owns or would beneficially own 15% or more of the outstanding shares of common stock or the outstanding voting power of the Company, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (iii) a recapitalization of the Company or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (ii) above involving the Company or any of its Subsidiaries pursuant to which any third person or group of persons (other than Parent or any of its Affiliates or any group of which Parent or its Affiliates is a member), or its stockholders, beneficially owns or would beneficially own 15% or more of the outstanding shares of common stock or the outstanding voting power of the Company or such Subsidiary or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof or (iv) any transaction pursuant to which any third person or group of persons (other than Parent or any of its Affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interest in, Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Company) of the Company or any of its Subsidiaries representing 15% or more of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction. Wherever the term “group” is used in this Agreement, it is used as defined in Rule 13d-3 under the Exchange Act.

(c) The Company will notify Parent promptly (but in no event later than one Business Day) after the Company has Knowledge of its receipt of any Company Acquisition Proposal, or any material modification of or material amendment to any Company Acquisition Proposal, or any inquiry or request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that is reasonably likely to lead to a Company Acquisition Proposal. Such notice to Parent will be made orally and confirmed in writing and will include the identity of the person or persons making the Company Acquisition Proposal or inquiry or requesting non-public information or access to the properties, books or records of the Company or any of its Subsidiaries, and a copy of the Company Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms of any such Company Acquisition Proposal, inquiry or request or modification or amendment to a Company Acquisition Proposal. The Company will (i) keep Parent reasonably informed, on a current basis, of any material changes in the status of, and any material changes or modifications in the terms of, any such Company Acquisition Proposal, inquiry or request, and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material documents (including electronic material) or other substantive materials that contain financial terms, material conditions or other material terms of such Company Competing Transaction that are sent or provided to the Company from any third party in connection with any Company Acquisition Proposal or sent or provided by the Company to any third party in connection with any Company Acquisition Proposal; provided, however, that any material written material or material correspondence will be sent or provided pursuant to clause (ii) within one Business Day after receipt or delivery thereof. The Company will not enter into any agreement on or after the date of this Agreement that would prevent the Company from providing any information required by this Section 5.4 to Parent.

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company or its Representatives may (i) to the extent necessary, contact any person or group of persons (and their Representatives) that makes a Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal that are unclear to the Company and that the Company reasonably determines are material to its analysis of such Company Acquisition Proposal, and (ii) furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, and only with, the person or group (and its Representatives) who has made a Company Acquisition Proposal that was not solicited on or after the date of this Agreement in violation of Section 5.4(a) if the Company Board (A) determines in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, (B) provides notice to Parent of its intent to furnish information to or enter into discussions with such person in accordance with this Section 5.4(d), and (C) enters into a confidentiality agreement with such person containing terms that are determined in good faith by the Company to be no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such person or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) provided that in no event will any such confidentiality agreement be required to contain any provision that would prevent the person making a Company Acquisition Proposal from making Company Acquisition Proposals to the Company Board (any such agreement, an

“Acceptable Confidentiality Agreement”). Unless such information has been previously provided to Parent, all information provided by the Company to the person making such Company Acquisition Proposal will be promptly provided to Parent.

(e) As used in this Agreement, “Company Superior Proposal” means a bona fide written Company Acquisition Proposal made by a third person (or group of persons) to consummate a merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, or less than 50% of the outstanding voting power of, the Company, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof that the Company Board (after consultation with its outside legal counsel and its financial advisor or advisors) determines in good faith (i) to be more favorable from a financial point of view to the Company’s stockholders than the Merger and (ii) is reasonably capable of being completed in accordance with its terms.

(f) Except as permitted by Sections 5.4(g) or 5.4(h), the Company Board will not (i) withhold, withdraw or modify in a manner adverse to Parent the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Merger) or (ii) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 5.4(f) being referred to herein as an “Adverse Recommendation Change”) or approve, adopt or recommend, or cause or permit the entry into or propose publicly to do so with respect to, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(g) Notwithstanding anything to the contrary in this Agreement, if, at any time prior to obtaining the Company Stockholder Approval (i) the Company receives a Company Acquisition Proposal, (ii) such Company Acquisition Proposal did not result from a breach of Section 5.4(a) and (iii) the Company Board determines in good faith after consultation with its outside legal counsel and with its financial advisor that (A) such Company Acquisition Proposal constitutes a Company Superior Proposal, and (B) in light of such Company Acquisition Proposal, failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary obligations under applicable Law, the Company Board may, subject to the provisions of Section 5.4(i) and Section 7.2, make an Adverse Recommendation Change or terminate this Agreement to enter into a definitive Company Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Termination Fee to Parent in immediately available funds in accordance with Section 7.2(c).

(h) Notwithstanding anything in this Agreement to the contrary, if (i) an Intervening Event occurs or arises after the date of this Agreement and prior to obtaining the Company Stockholder Approval and (ii) the Company Board determines in good faith after consultation with its outside legal counsel and with its financial advisor that in light of the existence of such Intervening Event, failure to make an Adverse Recommendation Change would constitute a breach of the directors’ fiduciary obligations under applicable Law, then prior to obtaining the Company Stockholder Approval, the Company Board may, subject to the provisions of Section 5.4(i) and Section 7.2, make an Adverse Recommendation Change.

(i) Prior to making any Adverse Recommendation Change as a result of a Company Superior Proposal or an Intervening Event or terminating this Agreement pursuant to Section 5.4(g), the Company shall deliver to Parent a written notice (a “Change in Recommendation Notice”) stating that the Company Board intends to take such action pursuant to Section 5.4(g) or 5.4(h), as the case may be, and, together with such notice, provide a copy of the proposed form of the Company Acquisition Agreement or a description of the Intervening Event, as applicable. During the four Business Day period commencing, if Parent’s receipt of the Change in Recommendation Notice is prior to 5:00 p.m. Pacific Coast time, on the date of Parent’s receipt of such Change in Recommendation Notice, or, if such receipt is after 5:00 p.m. Pacific Coast time, on the Business Day first following the date of Parent’s receipt of such Change in Recommendation Notice (the “Negotiation Period”), the Company shall make its directors, officers and outside advisors reasonably available for the purpose of engaging in negotiations with Parent and its Representatives (to the extent Parent desires to negotiate) regarding a possible amendment to this Agreement so that the Company Acquisition Proposal that is the subject of the Change in Recommendation Notice ceases to be a Company Superior Proposal, in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 5.4(g), or so as to obviate the need for an Adverse Recommendation Change as a result of the Intervening Event, in the case of an Adverse Recommendation Change pursuant to Section 5.4(h). Any written proposal made by Parent to amend this Agreement during the Negotiation Period shall be considered by the Company Board in good faith. With respect to a Change in Recommendation Notice issued in connection with a Company Acquisition Proposal, each time the financial or other material terms of such Company Acquisition Proposal are amended, the Company will deliver to Parent a new Change in Recommendation Notice (including as attachments thereto a copy of the new Company Acquisition Agreement related to such amended proposal and copies of any material documents related thereto), and the Negotiation Period shall be extended by an additional two Business Days from the date of Parent’s receipt of such new Change in Recommendation Notice.

(j) (i) Nothing contained in this Section 5.4 will prohibit the Company from taking or disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Company Board may determine (after consultation with legal counsel) that it or the Company is required to make under applicable Law will constitute a violation of this Agreement; provided, however, that in any event the Company Board shall not make an Adverse Recommendation Change except in accordance with Section 5.4(g) and Section 5.4(h). Any disclosure by the Company relating to a Company Acquisition Proposal shall be deemed to be an Adverse Recommendation Change by the Company unless the Company Board reaffirms its recommendation and declaration of advisability with respect to this Agreement in such disclosure.

(k) The Company and its Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent to this Agreement) conducted heretofore with respect to any Company Acquisition Proposal, and will request that all persons, other than Parent, who have been furnished confidential information regarding the Company or its Subsidiaries in connection with the solicitation of or discussions regarding a Company Acquisition Proposal within the 12 months prior to the date of this Agreement promptly to return or destroy such information.

(l) It is understood that any violation of the restrictions set forth in this Section 5.4 by any Representative of the Company or any of its Subsidiaries or controlled Affiliates will be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5 Preparation of the Parent Registration Statement and the Company Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Company Proxy Statement, and Parent shall prepare and cause to be filed with the SEC the Parent Registration Statement, in which the Company Proxy Statement will be included as a prospectus, and Parent shall use commercially reasonable efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of Parent and the Company shall furnish all information concerning such Party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Parent Registration Statement and the Company Proxy Statement. Each of Parent and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Parent Registration Statement or the Company Proxy Statement, as applicable, and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Parent Registration Statement or the Company Proxy Statement, respectively. Notwithstanding the foregoing, prior to filing the Parent Registration Statement (or any amendment or supplement thereto) or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall, other than with respect to filings relating to Company Acquisition Proposals, (i) provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) give reasonable consideration in such document or response to all comments reasonably proposed by the other. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Parent Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Shares constituting Merger Consideration for offering or sale in any jurisdiction, and Parent shall use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws in connection with the Merger, the Share Issuance, the Subscription and the issuance of Parent Common Shares under the Company Stock Plans. The Company shall furnish all available information concerning the Company and the holders of Company Common Stock and as may be reasonably requested in connection with any such action.

(b) If, prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Company Proxy Statement or the Parent Registration Statement, which is required to be described in an amendment of, or a supplement to, the Company Proxy Statement or the Parent Registration Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Company Proxy Statement and the Parent Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a).

(c) If prior to the Effective Time, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Company Proxy Statement or the Parent Registration Statement, which is required to be described in an amendment of, or a supplement to, the Company Proxy Statement or the Parent Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Company Proxy Statement and the Parent Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 5.5(c) shall limit the obligations of any Party under Section 5.5(a).

(d) The Company, in consultation with Parent, shall, as soon as practicable following the effectiveness of the Parent Registration Statement, duly call, give notice of, convene and hold a meeting of Company Stockholders for the purpose of seeking the Company Stockholders Approval (the “Company Stockholders Meeting”). The Company, in consultation with Parent, shall use commercially reasonable efforts to: (i) cause the Company Proxy Statement to be mailed to the Company’s stockholders no later than the 10th Business Day after the Parent Registration Statement is declared effective under the Securities Act and to initially establish the date of the Company Stockholders Meeting on a date that is no later than the 25th day after the date of mailing of the Company Proxy Statement; and (ii) unless the Company Board shall have made an Adverse Recommendation Change in accordance with Section 5.4, (A) solicit proxies in favor of the Company Stockholder Approval and (B) if it is reasonably necessary to obtain the Company Stockholder Approval, engage the services of a proxy solicitation agent. The Company Board shall recommend to the Company Stockholders that they provide the Company Stockholder Approval and shall include such recommendation in the Company Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.4. The Company agrees that its obligations pursuant to this Section 5.5 shall not be affected solely by either (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (ii) the making of any Adverse Recommendation Change by the Company Board.

(e) The Company shall, prior to the Company Stockholders Meeting, keep Parent reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Company Stockholders Meeting, and in any event shall provide such number promptly upon the request of Parent or its Representatives.

(f) The Company shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Company Stockholders Meeting without Parent’s prior written consent; provided, that the Company shall be permitted to adjourn, postpone or delay the Company Stockholders Meeting without the prior consent of Parent if and to the extent that: (i) there are holders of an insufficient number of shares of Company Common Stock present or represented by a proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, provided that any such adjournments, postponements or delays shall not cause the Company Stockholders Meeting to be reconvened on a date that is beyond the date that is 60 days from the date of the mailing of the Company Proxy Statement; (ii) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, provided that any such adjournments, postponements or delays shall not cause the Company Stockholders Meeting to be reconvened on a date that is beyond the date that is 60 days from the date of the mailing of the Company Proxy Statement; (iii) such adjournment, postponement, delay or cancellation is required by applicable Law or a request from the SEC or its staff; or (iv) in the good faith judgment of the Company Board (after consultation with its outside legal advisors), the failure to adjourn, postpone or delay the Company Stockholders Meeting could be reasonably likely to not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Company Proxy Statement or the Parent Registration Statement.

(g) The Company will provide notice to Parent of the Company Stockholders Meeting and shall allow Representatives of Parent and its counsel to attend the Company Stockholders Meeting.

Section 5.6 Filings; Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (but subject to Company’s right to delay under Section 5.4 or Section 5.5(f)) and in any event prior to the End Date, the Transactions, including (i) obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (collectively, “Consents”) from Governmental Authorities and the making of all other necessary registrations and filings, (ii) obtaining all Consents from third parties that are necessary or desirable in connection with the Transactions, (iii) the execution and delivery of any additional instruments necessary to consummate any of the Transactions, and to fully carry out the purposes of, this Agreement and (iv) providing all such information concerning such Party, its Subsidiaries and its Subsidiaries’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 5.6. None of the Parties will, and each will cause its Subsidiaries and controlled Affiliates not to, take any action or agree to take any action that would reasonably be expected to impose a request to file with Government Authorities or to impose any delay in the obtaining of, or materially increasing the risk of not obtaining, any required consent from any Government Authority, in each case with respect to the Transactions.

(b) Subject to Section 5.6(c), each of Parent and the Company shall (i) make or cause to be made such filings with Governmental Authorities as are required in connection with the Merger, the Share Issuance and the Subscription as soon as reasonably practicable after the date of this Agreement and (ii) cooperate in good faith with the other Party in obtaining any Consents from Governmental Authorities and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect such filings.

(c) Parent and the Company shall coordinate with respect to the overall strategy relating to obtaining any Consents from Governmental Authorities, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority; and neither Parent nor the Company shall be constrained from complying with applicable Law. Subject to Section 5.3(b), each of Parent and the Company shall (i) consult and cooperate with the other regarding, allow the other to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of a Party in connection with proceedings relating to obtaining any Consents from Governmental Authorities, (ii) promptly furnish the other with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions and (iii) give the other the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with any Governmental Authority (to the extent permitted by such Governmental Authority) with respect to the subject matter of this Section 5.6 and, if the other is prohibited by applicable Laws or by such Governmental Authority from attending and participating in any such meetings or calls, keep the other reasonably apprised with respect thereto to the extent permitted under applicable Law. Each of Parent and the Company shall use commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. No Party will directly or indirectly enter into any agreement with a Governmental Authority related to this Agreement or the Transactions except with the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provisions of this Section 5.6 to the contrary, materials provided to the other party pursuant to this Section 5.6 may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address privilege or confidentiality concerns

(d) Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of its Subsidiaries shall, without the written consent of Parent, offer or agree to divest, license, hold separate (including by trust or otherwise) or otherwise commit any of the Company, Parent or any of their respective Subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets, and (ii) neither Parent nor any of its Subsidiaries shall, without the written consent of the Company, offer or agree to divest, license, hold separate (including by trust or otherwise) or otherwise commit any of the Company, Parent or any of their respective Subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets.

Section 5.7 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the Transactions to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Company and Parent. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, the Company and Parent shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a Party may, without the prior consent of another Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law. Notwithstanding the foregoing sentences of this Section 5.8, Parent and the Company may make any oral or written press release or public announcement without complying with the foregoing requirements if the substance of such press release or public announcement was publicly disclosed and previously subject to the foregoing requirements.

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause (including, to the extent necessary, providing sufficient funds to) the Surviving Corporation to indemnify, defend and hold harmless, and provide advancement of expenses to, all present and former officers and directors of the Company and any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses and disbursements), liabilities or judgments that are paid in settlement of or in connection with any Action, investigation, audit or claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of the Company Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) to the fullest extent provided or permitted under the Company Organizational Documents and any indemnification agreement entered into between the Company and such person (representative forms of which have been made available to Parent prior to the date of this Agreement), in each case as in effect as of the date of this Agreement, and under applicable Law. Without limiting the foregoing, Parent shall cause the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws of the Surviving Corporation to be at least as favorable to Company Indemnified Parties as those contained as of the date of this Agreement in the Company Organizational Documents.

(b) At or prior to the Closing, the Company may purchase a “tail” directors’ and officers’ liability insurance policy for the Company’s present and former directors and officers who are covered prior to the Effective Time by the directors’ and officers’ liability insurance currently maintained by the Company with coverage for six years following the Effective Time, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors’ and officers’ liability insurance maintained by the Company; provided that the Company shall not purchase such “tail” policy for a total cost in excess of 300% of the then current annual premium paid by the Company for such insurance (the “Tail Cap”) without the prior written consent of Parent; provided further that if the total cost for such “tail” policy exceeds the Tail Cap, then the Company may obtain a “tail” policy with the maximum coverage available for a total cost not to exceed the Tail Cap. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) Parent agrees that from and after the Effective Time, Parent will provide to the directors and officers of the Company that become directors or officers of Parent or its Subsidiaries (including the Surviving Corporation), so long as they hold such offices, directors’ and officers’ liability and insurance and indemnification agreements on the same basis and upon terms that are at least as favorable to those terms as are provided to any other director or officer of Parent.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any person, then, in each case, Parent, the Surviving Corporation or any of their respective successors and assigns, as applicable, shall take such action as may be necessary so that such person shall assume all of the applicable obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer referred to in this Section 5.9 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Parent shall guarantee the obligations of the Surviving Corporation under this Section 5.9.

Section 5.10 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.11 Transaction Litigation. The Company shall give Parent the opportunity to participate in, but not control, the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to this Agreement or the Transactions, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Merger, or any other Transactions without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.12 Stock Exchange Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Shares to be issued in the Subscription and the Share Issuance and any other Parent Common Shares to be reserved for issuance in connection with the Merger to be approved for listing on NASDAQ and the TSX, subject to official notice of issuance, prior to the Effective Time.

Section 5.13 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company (as applicable), execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.14 Advice of Changes.

(a) The Company shall promptly advise Parent of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on the Company or which the Company believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c); provided that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.14 or the failure of any condition set forth in Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Company, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.3 to be satisfied; provided further, that that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies of Parent available hereunder and no information delivered pursuant to this Section 5.14 shall update any section of the Company Disclosure Schedule or shall affect the representations or warranties of the Company hereunder.

(b) Parent shall promptly advise the Company of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on Parent or which Parent believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c); provided that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.14 or the failure of any condition set forth in Section 6.2 to be satisfied, or otherwise constitute a breach of this Agreement by Parent, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 to be satisfied; provided further, that that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies of the Company available hereunder and no information delivered pursuant to this Section 5.14 shall update any section of the Parent Disclosure Schedule or shall affect the representations or warranties of Parent hereunder.

(c) Each of the Company and Parent shall promptly advise the other of (i) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Transactions to the extent that such Party believes there is a reasonable likelihood that the failure to obtain such consent would have a material impact on the timing of the consummation of the Merger or on Parent, the Company or the Surviving Corporation or (ii) upon receiving any written communication from any Governmental Authority or third party whose consent or approval is required for the satisfaction of one of the conditions to Closing set forth in Article VI that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

Section 5.15 Governance Matters. Parent shall take all actions as may be necessary to cause (a) the member of the Company Board designated by the Company prior to the Closing to be elected as a director of Parent effective as of the Effective Time and (b) the individual appointed by the Parent Board to be the non-interim chief executive officer of Parent as of the Effective Time to be elected as a director of Parent from and after the time of such individual’s appointment as chief executive officer. Parent shall take all actions necessary to ensure that the new directors elected to the Parent Board as of the Effective Time under this Section 5.15 shall be approved by a vote of a majority of the Parent Board as constituted as of immediately prior to the Effective Time. The new members of the Parent Board appointed in accordance with this Section 5.15 shall be ratified by the Corporate Governance and Nominating Committee of the Parent Board pursuant to the director nomination process set forth in Parent’s proxy statement on Schedule 14A filed with the SEC on November 14, 2014 to serve on the Parent Board until the next annual general meeting of Parent’s shareholders. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Parent Board shall not take any actions to provide that the size of the Parent Board shall be increased other than to the extent necessary to appoint new members to the Parent Board pursuant to this Section 5.15.

Section 5.16 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 5.17 New Drug Application. The Company shall cause the submission of the new drug application with respect to BromSite™ in a form previously reviewed by Parent (the “BromSite NDA”) to the FDA within five Business Days following the later of (a) the date of this Agreement and (b) the date Parent has provided the Company with the funds to be borrowed by the Company under the Loan Agreement with respect to the preparation of the Bromsite NDA.

Section 5.18 Adoption of this Agreement. Immediately following execution and delivery of this Agreement by the Parties, Parent shall cause Intermediate Co. 2, as the sole stockholder of Merger Sub, to adopt this Agreement and, promptly thereafter, deliver to the Company a copy of the written consent reflecting the adoption of this Agreement by Intermediate Co. 2 as the sole stockholder of Merger Sub or the minutes of the stockholders meeting of Merger Sub at which this Agreement was adopted by Intermediate Co. 2.

Section 5.19 Employee Matters.

(a) For 12 months following the Effective Time, Parent shall, and shall cause its Affiliates, the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms all employment agreements of the Company or any of its Subsidiaries, except in the event the individuals covered under such agreements enter into new agreements with Parent, the Surviving Corporation or their Affiliates that supersede or change the terms of such employment agreements. If any Continuing Employee (as defined below) becomes covered by any employee benefit plan sponsored by Parent or any of its Affiliates or Parent or Surviving Corporation make any material change to a Company Plan that was in effect as of the date hereof (collectively, the “Continuing Employee Plans”) (i) Parent shall cause any such Continuing Employee Plans to recognize the service with the Company and its Subsidiaries prior to the Effective Time (to the extent such service was recognized by the Company and its Subsidiaries under the Company Plans) of each individual employed by the Company or one of its Subsidiaries immediately prior to the Effective Time and who remains in the employment of the Surviving Corporation or one of its Subsidiaries or Affiliates (each, a “Continuing Employee”) for all purposes of vesting, eligibility and benefit entitlement; and (ii) for 12 months following the Effective Time, Parent shall cause each Parent Plan that actually covers any Continuing Employee following the Effective Time to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Company Plan relating to such Continuing Employee, and Parent shall cause such Continuing Employees to be given credit under such Continuing Employee Plans for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Plan. The foregoing shall not apply to the extent such service credit would result in a duplication of benefits for the same period or is not permitted by the applicable third party benefit provider under the terms and conditions of such Continuing Employee Plan.

(b) For 12 months following the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to pay to Continuing Employee whose service with Parent and its Subsidiaries and Affiliates is terminated during such 12 month period, severance benefits that are no less favorable than those provided to such Continuing Employee under the terms of any Company severance plan or program in which such individual is eligible to participate as of the date of this Agreement, in each case, that is listed on Section 5.19 of the Company Disclosure Schedule. Without limiting the foregoing, for a period of 12 months following the Effective Time, Parent agrees to cause the Surviving Corporation to perform its obligations under the InSite Vision Incorporated Severance Plan and the InSite Vision Incorporated Change in Control Plan, copies of which have been made available to Parent.

(c) No provision of this Agreement shall (i) create any right in any employee to continued employment by Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof, or preclude the ability of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof to terminate the employment of any employee for any reason or (ii) except as set forth in Section 5.19(a) and (b), require Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof, to continue any Company Plan or prevent the amendment, modification, or termination thereof in accordance with the plan terms after the Closing Date. This Section 5.19 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 5.19, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Section 5.19 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

Section 5.20 Certain Matters.

(a) Parent shall cooperate fully with each former holder of shares of Company Common Stock who receives the Merger Consideration to allow such holder to determine and comply with its obligations under U.S. Tax Law, and to make any U.S. Tax elections that may be available to such holder, in each case in respect of (i) whether Parent is at any time a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) and (ii) any “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”), with respect to an interest in Parent. Without limiting the foregoing, Parent hereby agrees and covenants that the Parent shall, with respect to each taxable year of such holder during any part of which such holder held Parent Common Shares, (i) provide to such holder the information necessary to determine whether Parent is a PFIC and to make a QEF Election and any other election that may be available under applicable Law with respect to PFICs, and (ii) if a QEF Election is in effect for such holder for any taxable year, prepare and provide to such holder (which may be by posting on Parent’s website) for submission to the U.S. Internal Revenue Service as provided in Treasury Regulations a “PFIC Annual Information Statement” as described in Section 1.1295-1(g)(1) of the Treasury Regulations or any successor regulation thereto. In addition, Parent shall provide information in its possession as may be reasonably necessary to assist any former holder of Company Common Stock in a determination of such holder’s tax obligation in respect of any “excess distribution” under Section 1291 of the Code.

(b) Neither the Surviving Corporation nor Parent shall take, or omit to take, any action that would, or would reasonably be expected to cause Parent to be treated under the Law in effect as of any time after the Effective Time (including U.S. Internal Revenue Notice 2014-52, 2014-42 I.R.B. 712, except to the extent superseded, by U.S. Treasury Regulations or otherwise), as a result of the Transactions, as a “domestic corporation” within the meaning of the Code.

(c) Neither Parent nor any of its Subsidiaries shall cause either Intermediate Co. 1 or Intermediate Co. 2 to convert, merge, dissolve or liquidate under applicable Law.

(d) The Company agrees that, upon the reasonable request of Parent, the Company will and will cause its Subsidiaries to use its and their commercially reasonable efforts to: (i) take such actions to effect an intercompany transfer of a portion of the assets of the Company or its Subsidiaries as Parent may reasonably request (each, a “Pre-Acquisition Action”) and (ii) cooperate with Parent to determine the nature of the Pre-Acquisition Actions that might be undertaken and the manner in which they most effectively could be undertaken. Parent acknowledges and agrees that all elements of such Pre-Acquisition Actions must, as determined by the Company in its reasonable discretion:

(i) not impede, delay or prevent completion of the Merger;

(ii) be effective as close as reasonably practicable to the Closing Date;

(iii) not prejudice the Company, its Subsidiaries or its direct and indirect equityholders in any material respect;

(iv) not require the Company to obtain the approval of its stockholders;

(v) not unreasonably interfere in the operations of the Company or any of its Subsidiaries prior to the Effective Time;

(vi) not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached or whether a condition precedent to the Merger has been satisfied, it being acknowledged by Parent that actions taken pursuant to any Pre-Acquisition Action could require the consent of third parties under applicable contracts of the Company or its Subsidiaries;

(vii) not require the Company or any of its Subsidiaries to contravene any applicable Laws, the Company Organizational Documents, the Company Subsidiary Organizational Documents or any contract of the Company or its Subsidiaries;

(viii) not result in the treatment of the Company as other than a “domestic corporation” within the meaning of the Code;

(ix) not be a reportable transaction pursuant to Section 6011 of the Code or the Treasury Regulations promulgated thereunder;

(x) not result in any adverse financial, Tax or other consequence for the Company, its Subsidiaries or any of their direct or indirect equityholders for which they are not fully compensated for by Parent in each case; and

(xi) not become effective unless Parent and the Company shall have confirmed in writing that they are prepared promptly and without condition to proceed with the Merger.

(e) Parent will provide written notice to the Company of any requested Pre-Acquisition Action as soon as possible after the date hereof and in any event no less than 30 days prior to the Closing Date, together with a written step plan for the implementation of the requested Pre-Acquisition Action which shall set forth in reasonable detail (A) the requested steps to be undertaken, (B) the anticipated timing of the effectiveness or consummation of each such step, and (C) a list and description of all documentation and other acts necessary to give effect to each such step. Subject to Section 5.20(d), Section 5.20(f) and Section 5.20(g), the Company and Parent will, at the expense of Parent, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Action. The Parties will seek to have the steps and transactions contemplated under any such Pre-Acquisition Action made effective at such times (as directed by Parent) prior to or on the Closing Date prior to the Effective Time (but if before the Effective Time, after the Parties have waived or confirmed that all conditions referred to in Sections 6.1, 6.2 and 6.3 have been satisfied, and the Parties have confirmed in writing that they are prepared to promptly proceed to effect the Merger without condition), Parent shall upon request by the Company advance all reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection with any actions taken by the Company or any of its Subsidiaries or, promptly upon request by the Company, reimburse the Company or its Subsidiaries for all reasonable fees and expenses (including any professional fees and expenses) and Taxes incurred by the Company and its Subsidiaries in connection with any Pre-Acquisition Action and shall indemnify the Company for any costs, Taxes, loss of opportunity or otherwise of the Company and its Subsidiaries in reversing or unwinding any Pre-Acquisition Action that was effected prior to the termination of this Agreement in accordance with its terms.

(f) Notwithstanding anything herein to the contrary, Parent shall be obligated to pay, and shall indemnify and hold harmless the Company and its Subsidiaries and direct and indirect equityholders and their respective Representatives (collectively the “Pre-Acquisition Action Indemnitees”) from and against any and all out-of-pocket fees, expenses and costs and Taxes, liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties (“Damages”) suffered or incurred by any of the Pre-Acquisition Indemnitees in connection with any actions taken, or cooperation, assistance with or participation, by any such Pre-Acquisition Action Indemnitee in connection with any Pre-Acquisition Action. All such Damages incurred in connection with any Pre-Acquisition Action requested by Parent remain payable by Parent even if the Pre-Acquisition Action does not close, or the Closing does not occur. No director, officer, employee or agent of the Company or any of its Subsidiaries shall be required, in connection with a Pre-Acquisition Action, to take any action in any capacity other than as a director, officer, employee or agent of the Company or its Subsidiaries, as the case may be.

(g) Notwithstanding anything to the contrary in this Agreement, in no event will completion of any Pre-Acquisition Action be a condition to completion of the Merger.

ARTICLE VI -

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The obligations of each of the Parties to consummate the Merger shall be subject to the satisfaction (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained in accordance with the Company Organizational Documents and applicable Law.

(b) No outstanding judgment, injunction, order or decree of a competent Governmental Authority shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the Merger or the Share Issuance.

(c) The SEC shall have declared the Parent Registration Statement effective under the Securities Act, no stop order or similar restraining order by the SEC suspending the effectiveness of the Parent Registration Statement shall be in effect and no proceedings for that purpose shall have been initiated or threatened in writing (and not withdrawn) by the SEC.

(d) The Parent Common Shares to be issued in the Subscription and the Merger shall have been approved for listing on NASDAQ and the TSX, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent set forth in Article IV (other than Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5(a), Section 4.6, Section 4.14 and Section 4.15) shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on Parent, (ii) the representations and warranties set forth in Section 4.4(a) shall be true and correct (without regard to “materiality” Material Adverse Effect and similar qualifiers contained in such representations and warranties), except for any de minimis inaccuracies and other than with respect to any issuances permitted pursuant to this Agreement at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, (iii) the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.5(a), Section 4.14 and Section 4.15 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times and (iv) the representations set forth in Section 4.4(b) and Section 4.6 shall be true and correct at and as of the Closing as if made at and as of such time; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period.

(b) Each of Parent and Merger Sub shall have performed in all material respects their obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Events that have had or would have a Material Adverse Effect on Parent.

(d) There shall have been no adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable Law following the date of this Agreement and prior to the Closing Date, the effect of which would be to treat Parent as a “domestic corporation” within the meaning of the Code as of or after the Closing Date.

(e) Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by the Chief Financial Officer of Parent to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(f) Parent shall have furnished the Company with resolutions of the Parent Board effecting, subject only to consummation of the Merger, the matters contemplated by Section 5.15.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Article III (other than Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.5(a), Section 3.6(a), Section 3.15 and Section 3.22) shall be true and correct (without regard to “materiality” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on the Company, (ii) the representations and warranties set forth in Section 3.4(a) shall be true and correct (without regard to “materiality” Material Adverse Effect and similar qualifiers contained in such representations and warranties), except for any de minimis inaccuracies and other than with respect to any issuances permitted pursuant to this Agreement at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, (iii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.5(a), Section 3.15 and Section 3.22 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times and (iv) the representation set forth in Section 3.6(a) shall be true and correct at and as of the Closing as if made at and as of such time; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period.

(b) The Company shall have performed in all material respects its obligations and agreements under this Agreement and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Events that have had or would have a Material Adverse Effect on the Company.

(d) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by the Chief Financial Officer of the Company to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) 60 days shall have elapsed following the date of the FDA’s receipt of the BromSite NDA for review and the FDA shall not have issued any written communication to the Company refusing to file the BromSite NDA for review (a “BromSite Refusal Letter”).

(f) 74 days shall have elapsed following the date of the FDA’s receipt of the BromSite NDA for review and the FDA shall not have issued any written communication to the Company that asserts a deficiency that is reasonably likely to require one or more additional clinical studies with respect to BromSite™ to be conducted prior to initiating the marketing and sale of BromSite™ in the United States for the treatment of postoperative inflammation and prevention of ocular pain in patients undergoing cataract surgery (a “BromSite Issue Letter”).

ARTICLE VII -

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the Company Stockholders:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if there shall be any Law that makes consummation of the Merger or the Share Issuance illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Governmental Authority enjoining the Company or Parent from consummating the Merger or the Share Issuance shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its commercially reasonable efforts to render inapplicable such Law or regulation or remove such judgment, injunction, order or decree as required by Section 5.7;

(c) by either the Company or Parent if the Merger shall not have been consummated on or before 11:59 p.m. Eastern Time on December 7, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose material breach of any representation, warranty covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the End Date;

(d) by Parent prior to obtaining the Company Stockholder Approval (i) at any time following an Adverse Recommendation Change by the Company Board or (ii) if after the date of this Agreement a Company Acquisition Proposal is publicly announced or disclosed (or any person shall have publicly announced an intention (whether or not conditional) to make such Company Acquisition Proposal) and the Company Board fails to affirm the Company Board Recommendation within five Business Days after receipt of a written request from Parent to do so with respect to such Company Acquisition Proposal (provided, however, that in no event will the Company Board be required to affirm the Company Board Recommendation more than once with respect to any particular Company Acquisition Proposal or more than once with respect to a material amendment thereof);

(e) by Parent or the Company if the Company Stockholders Meeting has concluded (including after taking into account any adjournment or postponement thereof), the Company Stockholders voted and the Company Stockholder Approval shall not have been obtained;

(f) by Parent or the Company if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any Event shall have occurred, which breach or Event would result in the failure of one or more of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) (in the case of a breach by, or Event with respect to, Parent) or Section 6.3(a), Section 6.3(b) or Section 6.3(c) (in the case of a breach by, or Event with respect to, the Company) to be satisfied on or prior to the End Date, and such breach or Event shall not be capable of being cured or shall not have been cured by the earlier of (i) the End Date and (ii) 30 Business Days after detailed written notice thereof shall have been received by the Party alleged to be in breach or with respect to which an Event is alleged to have occurred, provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(f) is not then in material breach of any representation, warranty or covenant under this Agreement;

(g) by Parent if there shall have been a material breach by the Company under Section 5.4(a);

(h) by the Company in accordance with Section 5.4(g); or

(i) by Parent if the Company shall have received from the FDA either a BromSite Refusal Letter or a BromSite Issue Letter.

The Party desiring to terminate this Agreement pursuant to clauses (b)-(i) of this Section 7.1 will give written notice of such termination to the other Parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of Section 5.3(d), Section 5.20 this Section 7.2 and Article VIII, shall terminate and become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders with respect thereto. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any breach of any representation or warranty known by the Party making such representation or warranty to be materially untrue or any willful or intentional breach of any covenant or agreement set forth in this Agreement. In the case of the preceding sentence, the non-breaching Party shall be entitled to seek damages based on what such Party believes to be an appropriate theory of damages. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(d) or Section 7.1(g) (or is terminated by the Company or Parent pursuant to Section 7.1(e) at a time when this Agreement was terminable pursuant to Section 7.1(d)), then the Company will, within three Business Days following any such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $1,170,000 (the “Termination Fee”).

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(h), then the Company will, concurrently with such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent an amount equal to the Termination Fee.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c) (solely in the event the Company Stockholder Approval has not been obtained) or Section 7.1(e), and (i) (A) in the case of a termination pursuant to Section 7.1(c), prior to the termination of this Agreement and (B) in the case of a termination pursuant to Section 7.1(e), after the date of this Agreement but prior to the Company Stockholders Meeting (including any adjournment or postponement thereof) at which the Company Stockholder Approval was not obtained, a Company Acquisition Proposal was publicly announced or disclosed (or any person shall have publicly announced an intention to make such Company Acquisition Proposal) and (ii) within 12 months after the date of such termination, the Company enters into a definitive and binding agreement to engage in a Company Competing Transaction or consummates a Company Competing Transaction, then the Company will, prior to the consummation of the Company Competing Transaction, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent an amount equal to the Termination Fee (provided that for all purposes under this Section 7.2(d), the references in the definition of Company Competing Transaction to “15%” shall be deemed to be references to 50%).

(e) Parent and Merger Sub acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion or in combination with one another. In the event the Termination Fee is paid by the Company and accepted by Parent, such payment shall be the sole and exclusive remedy of Parent and its Subsidiaries,

Affiliates, stockholders and Representatives and their respective successors and assigns against the Company or any of its Subsidiaries, stockholders, Affiliates or Representatives and their respective successors and assigns pursuant to this Agreement.

ARTICLE VIII -

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as otherwise provided in this Agreement (including in Section 5.20 and Section 7.2), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Specific Enforcement; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) without regard to any bonding requirement under any applicable Law (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.2). In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Notwithstanding the foregoing, the Parties may bring an Action in a state other than Delaware for the purposes of enforcing an Order or judgment issued by a judge within the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.7 Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications hereunder shall be in writing and made in accordance with this Section 8.7, and shall be deemed given: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if personally delivered, upon personal delivery to the Party receiving notice; (c) if sent by facsimile or email of a .pdf, .tif, .gif, .jpeg or similar electronic attachment, on the Business Day transmitted so long as such notice is transmitted before 5:00 p.m. in the time zone of the receiving Party, otherwise, on the next Business Day; or (d) if sent by a nationally recognized overnight air courier (such as UPS or Federal Express), upon receipt of proof of delivery. Notice shall be provided to a Party at the following address, facsimile number or email address:

To Parent or Merger Sub:

QLT Inc.
887 Great Northern Way, Suite 250

Vancouver, B.C. V5T 4T5 Canada
Facsimile:	(604) 707-7001
Attention:	Geoffrey Cox, Interim Chief Executive Officer Dori Assaly, Vice President, Legal Affairs
Email:	gfcox@qltinc.com dassaly@qltinc.com

with copies to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Facsimile:	(212) 310-8340
Attention:	Raymond O. Gietz
Email:	raymond.gietz@weil.com

To the Company:

Insite Vision Incorporated
965 Atlantic Avenue Alameda California 94501
Facsimile:	(510) 865-5700
Attention:	Timothy Ruane
Email:	truane@insite.com

with copies to:

Jones Day 1755 Embarcadero Road Palo Alto, CA 94303

Facsimile:	650.739.3900
Attention:	Timothy Curry and Jonn R. Beeson
Email:	tcurry@jonesday.com and jbeeson@jonesday.com

Any Party may notify any other Party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement, together with the exhibits, annexes and schedules hereto (including the Company Disclosure Schedules and Parent Disclosure Schedules) and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of the Company Stockholder Approval, no amendment, modification or supplement of this Agreement shall be made unless, to the extent required by applicable Law, approved by the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Company Indemnified Party shall be an express third party beneficiary of and shall be entitled to rely upon Section 5.9, 7.2 and 8.5 and this Section 8.13.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,”

“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. The use of the word “or” is not intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to “dollars” or “$” shall mean United States Dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing and executed and delivered to the other Parties by a person duly authorized by such Party to do so.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is “under common control with”, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such person.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Vancouver, British Columbia, Canada or New York, New York are authorized or required by Law to close.

(ii) “Code” means the Internal Revenue Code of 1986.

(iii) “Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

(iv) “Company Stock Plans” means the InSite Vision Incorporated 1994 Stock Option Plan, as amended and restated as of December 15, 1997 and the InSite Vision Incorporated 2007 Performance Incentive Plan.

(v) “Copyrights” shall mean all copyrights, whether or not registered, and all pending applications for registration of the same.

(vi) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(vii) “Exchange Act” means the Securities Exchange Act of 1934.

(viii) “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

(ix) “FDCA” shall mean the Federal Food, Drug, and Cosmetic Act, and all related rules, regulations and guidelines.

(x) “Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, mediator, administrative agency or commission or other governmental authority or regulatory body, agency, instrumentality or authority, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(xi) “Indebtedness” means, with respect to any person, without duplication, as of the date of determination (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person capitalized on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned Subsidiary of such person.

(xii) “Intellectual Property” shall mean all intellectual property rights of any kind, whether in the United States or in any other foreign jurisdiction, in the following:

(A) Patents;

(B) Trademarks;

(C) Copyrights;

(D) domain names and URLs;

(E) all technical information, know-how and data, including, without limitation, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis there; and

(F) computer software, including, without limitation, computer software embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

(xiii) “Intervening Event” means a material development or change in circumstances in the business, results of operations or financial condition of the Company and its Subsidiaries (other than and not related to (A) a Company Acquisition Proposal or (B) a development or change in circumstances related to the marketing or development of BromSite™ or (C) a development or change in circumstances relating to the availability of financing or capital or the terms thereof) that was neither known to nor reasonably foreseeable by the Company Board on or prior to the date of this Agreement.

(xiv) “Aralez Distribution” means the distribution of shares of capital stock of Aralez Pharmaceuticals Ltd. to holders of the Parent Common Shares pursuant to a special election distribution (allowing Parent’s shareholders to receive such securities or cash, subject to possible proration), which shares of capital stock of Aralez

Pharmaceuticals Ltd. were acquired by Parent pursuant to that certain Share Subscription Agreement, dated as of the date hereof, by and among Parent, Aguono Limited, Tribute Pharmaceuticals Canada Inc., POZEN, Inc. and the other co-investors identified on Schedule I thereto, as the same may be amended, modified or supplemented in accordance with the terms thereof.

(xv) “Knowledge” means actual knowledge after due inquiry of, with respect to the Company, the individuals listed on Section 8.15(b)(xv) of the Company Disclosure Schedule and, with respect to Parent, the individuals listed on Section 8.15(b)(xv) of the Parent Disclosure Schedule.

(xvi) A “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect (an “Event”), individually or in the aggregate with other such Events, has occurred that has a material adverse effect on the financial condition, business or results of operations of such party and its Subsidiaries, taken as a whole or prevent the ability of such Party to consummate the Transactions; provided, however, that a Material Adverse Effect with respect to any party shall not include any Event directly or indirectly arising out of or attributable to: (A) any decrease in the market price of the Parent Common Shares, in the case of Parent, or the Company Common Stock, in the case of the Company (but in either case any Event underlying such decrease may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition); (B) changes in GAAP, applicable Law or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (C) the failure, in and of itself, of Parent or the Company, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other party prior to the date of this Agreement, as well as any change, in and of itself, by Parent or the Company, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other party prior to the date of this Agreement, but in each case any Event underlying such failure or change may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition; (D) any changes or developments in United States or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States or global financial or securities markets; (E) any reduction in (1) the credit rating or credit worthiness of a party or any of its Subsidiaries or (2) in the credit rating of any Indebtedness or capital stock or other security of a Party (but in either case any Event underlying such decrease may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition); or (F) any changes or developments resulting from the announcement of this Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors (provided that the exceptions in subclauses (B) and (D) shall not apply to the extent that Parent or the Company, as the case may be, and their respective Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate).

(xvii) “NASDAQ” means the NASDAQ Global Select Market.

(xviii) “Parent Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Parent and its Subsidiaries.

(xix) “Parent Stock Plans” means, collectively the QLT 2000 Incentive Stock Plan, as amended and restated effective April 25, 2013, and QLT’s Deferred Share Unit Plan For Non-Employee Directors.

(xx) “Patents” shall mean all patents and patent applications (including provisional applications) and all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

(xxi) “Permitted Lien” means (A) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice, (C) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective leased real property of the Company and its Subsidiaries (in the case of the Company) or owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent), (F) purchase money Liens securing rental payments under capital lease arrangements, (G) other encumbrances arising by operation of Law that are immaterial in amount to the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent), taken as a whole, and are not yet due and payable arising in the ordinary course of business, (H) Liens arising from or related to the Loan Agreement; and (I) Liens set forth in Section 8.15(b)(xxi) of the Company Disclosure Schedule or Section 8.15(b)(xxi) of the Parent Disclosure Schedule.

(xxii) “Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority along with all applications therefor, whether in the United States or in any other foreign jurisdiction, including all Patents, Copyrights, Trademarks and domain names.

(xxiii) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxiv) “Representatives” means, with respect to any person, all directors, officers, employees, financial advisors, attorneys, accountants or other agents of such person.

(xxv) “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(xxvi) “Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

(xxvii) “Trademarks” means all trademarks, trade names, service marks, designs, logos, trade dress, trade styles, domain names, and other source or business identifiers, whether or not registered, together with all goodwill symbolized by any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing.

(xxviii) “Transactions” means the Merger and the other transactions contemplated by this Agreement, including the Share Issuance, the Subscription and all other agreements contemplated hereby.

(xxix) “TSX” means the Toronto Stock Exchange.

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 5.4(d)
Action	Section 3.14
Adverse Recommendation Change	Section 5.4(f)
Affiliates	Section 8.15(a)
Agreement	Preamble
Anti-bribery Laws	Section 3.9(b)
Aralez Distribution	Section 8.15(b)(xiv)
Book-Entry Shares	Section 2.1(a)(iii)
BromSite Issue Letter	Section 6.3(f)
BromSite NDA	Section 5.17
BromSite Refusal Letter	Section 6.3(e)
Business Day	Section 8.15(b)(i)
Cancelled Shares	Section 2.1(a)(ii)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.4

Change in Recommendation Notice	Section 5.4(i)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 8.15(b)(iii)
Company	Preamble
Company Acquisition Agreement	Section 5.4(a)
Company Acquisition Proposal	Section 5.4(a)
Company Board	Recitals
Company Board Recommendation	Section 3.21
Company Common Stock	Section 3.4(a)
Company Competing Transaction	Section 5.4(b)
Company Covenant Individuals	Section 5.1(b)(L)
Company Disclosure Schedule	ARTICLE III -
Company Indemnified Party	Section 5.9(a)
Company Intellectual Property	Section 8.15(b)(iv)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 3.1
Company Permits	Section 3.18
Company Plans	Section 3.16(a)
Company Preferred Stock	Section 3.4(a)
Company Proxy Statement	Section 3.13
Company SEC Documents	Section 3.7(a)
Company Specified Stockholders	Recitals
Company Stock Plans	Section 8.15(b)(v)
Company Stockholder Approval	Section 3.3
Company Stockholders	Recitals
Company Stockholders Meeting	Section 5.5(d)
Company Subsidiary Organizational Documents	Section 3.2
Company Superior Proposal	Section 5.4(e)
Company Warrants	Section 2.3(b)
Confidentiality Agreement	Section 5.3(d)
Consents	Section 5.6(a)
Continuing Employees	Section 5.19(a)
Contract	Section 3.17
control	Section 8.15(a)
controlled by	Section 8.15(a)
Copyrights	Section 8.15(b)(vi)
Damages	Section 5.20(f)
Debarred	Section 3.24(h)
DGCL	Section 1.2
Effective Time	Section 1.4
End Date	Section 7.1(c)
Environmental Laws	Section 3.19
Environmental Permit	Section 3.19
ERISA Affiliate	Section 8.15(b)(vii)
Event	Section 8.15(b)(xvi)

Exchange Act	Section 8.15(b)(viii)
Exchange Agent	Section 2.2(a)
Exchange Agent Agreement	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(iii)
FDA	Section 8.15(b)(ix)
FDCA	Section 8.15(b)(x)
Fractional Share Cash Amount	Section 2.1(c)
GAAP	Section 3.7(a)
General Enforceability Exceptions	Section 3.3
Governmental Authority	Section 8.15(b)(x)
Hazardous Materials	Section 3.19
Indebtedness	Section 8.15(b)(xi)
Insurance Policies	Section 3.23
Intellectual Property	Section 8.15(b)(xii)
Intermediate Co. 1	Recitals
Intermediate Co. 2	Recitals
Intervening Event	Section 8.15(b)(xiii)
Knowledge	Section 8.15(b)(xv)
Law	Section 3.5(c)
Laws	Section 3.5(c)
Letter of Transmittal	Section 2.2(c)
Lien	Section 3.5(b)
Loan Agreement	Recitals
Material Adverse Effect	Section 8.15(b)(xvi)
Material Company Contract	Section 3.17(n)
Measurement Date	Section 3.4(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Merger Sub Common Stock	Section 1.1
NASDAQ	Section 8.15(b)(xvii)
Negotiation Period	Section 5.4(i)
Notes	Recitals
Parent	Preamble
Parent Board	Recitals
Parent Common Shares	Section 4.4(a)
Parent Disclosure Schedule	ARTICLE IV
Parent Intellectual Property	Section 8.15(b)(xviii)
Parent Measurement Date	Section 4.4(a)
Parent Organizational Documents	Section 4.1
Parent Plans	Section 5.19(a)
Parent Preferred Shares	Section 4.4(a)
Parent Registration Statement	Section 3.13
Parent SEC Documents	Section 4.7(a)
Parent Stock Plans	Section 8.15(b)(xix)

Parent Subsidiary Organizational Documents	Section 4.2
Parties	Preamble
Party	Preamble
Patents	Section 8.15(b)(xx)
Permitted Lien	Section 8.15(b)(xxi)
person	Section 8.15(a)
PFIC	Section 5.20(a)
Pre-Acquisition Action	Section 5.20(d)
Pre-Acquisition Action Indemnitees	Section 5.20(f)
QEF Election	Section 5.20(a)
Registered IP	Section 8.15(b)(xxii)
Release	Section 8.15(b)(xxiii)
Representatives	Section 8.15(b)(xxiv)
SEC	Section 3.7(a)
Securities Act	Section 3.7(a)
Share Issuance	Recitals
SRO	Section 8.15(b)(xxv)
Subscription	Section 1.1
Subscription Shares	Section 1.1
Subsidiaries	Section 8.15(a)
Surviving Corporation	Section 1.2
Tail Cap	Section 5.9(b)
Tax Returns	Section 3.10(e)(i)
Taxes	Section 3.10(e)(ii)
Taxing Authority	Section 8.15(b)(xxvi)
Termination Fee	Section 7.2(b)
Trademarks	Section 8.15(b)(xxvii)
Transactions	Section 8.15(b)(xxvii)
TSX	Section 8.15(b)(xxix)
under common control with	Section 8.15(a)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INSITE VISION INCORPORATED

By:	/s/ Timothy Ruane
	Name:	Timothy Ruane
	Title:	Chief Executive Officer

QLT INC.

By:	/s/ Geoffrey Cox
	Name:	Geoffrey Cox
	Title:	Interim Chief Executive Officer

ISOTOPE ACQUISITION CORP.

By:	/s/ Glen Ibbott
	Name:	Glen Ibbott
	Title:	Interim Chief Financial Officer

[Signature Page to Merger Agreement]

ANNEX A

CONSENTING NOTE HOLDERS

1.	Nicky V LLC

2.	Kash Flow 18 LLC

3.	James Cannon

4.	Timothy McInerney